UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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LEAP WIRELESS INTERNATIONAL, INC.

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5887 Copley Drive
San Diego, California 92111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

To the Stockholders of Leap Wireless International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois 60523, on Thursday, May 20, 2010, at 1:00 p.m. Central time, for the following purposes:

1. To elect the following eight directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have qualified:

John H. Chapple	Robert V. LaPenta
John D. Harkey, Jr.	Mark H. Rachesky, M.D.
S. Douglas Hutcheson	William A. Roper, Jr.
Ronald J. Kramer	Michael B. Targoff

2. To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement associated with this Notice.

The Board of Directors has fixed the close of business on March 23, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

San Diego, California
April 26, 2010

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

5887 Copley Drive
San Diego, California 92111

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2010, at 1:00 p.m. Central time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the associated Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois 60523. If you need directions to the location of the Annual Meeting, please contact Leap’s Investor Relations department at (858) 882-6000. The approximate date on which this proxy statement is first being furnished or sent to stockholders is April 26, 2010. As used in this proxy statement and accompanying appendix, the terms “we,” “us,” “our,” “ours” and the “Company” refer to Leap and its wholly owned subsidiaries, including Cricket Communications, Inc. (“Cricket”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2010.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our 2009 Annual Report are available at proxy.leapwireless.com.

Solicitation

Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition, Leap has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the meeting. Leap has agreed to pay that firm a fee of $35,000, plus reasonable expenses, costs and disbursements for proxy solicitation services. Leap and its directors, officers and regular employees may supplement the proxy solicitor’s solicitation of proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on March 23, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 78,233,475 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held. If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name” (which means your shares are held of record by a broker, bank or other nominee) and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of common stock entitled to vote at the meeting are present in person or by proxy. At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by authorizing a new proxy on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by filing with the Corporate Secretary of Leap at Leap’s principal executive offices, 5887 Copley Drive, San Diego, California 92111, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Leap’s Board has nominated eight nominees for election at the Annual Meeting. Each of our nominees is currently a member of Leap’s Board and is standing for re-election by the stockholders, including three directors that were appointed to Leap’s Board during the past year. If elected at the Annual Meeting, each of the eight nominees will serve until Leap’s next annual meeting of stockholders, in each case until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Leap’s Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The authorized number of directors currently is eight.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In no event may such shares be voted for the election of more than eight nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board does not believe that any nominee will be unable to serve.

All of our directors bring significant leadership, expertise and diverse backgrounds and perspectives to our Board as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by the Nominating and Corporate Governance Committee in recommending director candidates is described below under “Board of Directors and Board Committees — Director Nomination Process.” Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that contribute to each nominee’s effectiveness as a director, and to the Board’s effectiveness overall, and that led our Board to conclude that these individuals should serve as our directors.

Nominees for Election

Mark H. Rachesky, M.D., 51, has served as a member and Chairman of our Board since August 2004. Dr. Rachesky brings significant corporate finance and business expertise to our Board due to his background as an investor and fund manager. Dr. Rachesky is the co-founder and president of MHR Fund Management LLC, which is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From 1990 through June 1996, Dr. Rachesky served in various positions at Icahn Holding Corporation, including as a senior investment officer and for the last three years as sole managing director and acting chief investment advisor. Dr. Rachesky also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications, pharmaceuticals and media. Dr. Rachesky serves as a member and chairman of the boards of directors of Loral Space & Communications Inc. (NASDAQ: LORL) and Telesat Canada, and as a member of the boards of directors of Emisphere Technologies, Inc. (NASDAQ: EMIS) and Lions Gate Entertainment Corp. (NYSE: LGF). Dr. Rachesky also formerly served on the boards of directors of NationsHealth, Inc. (formerly NASDAQ: NHRX), Neose Technologies, Inc. (formerly NASDAQ: NTEC) and Novadel Pharma, Inc. (OTCBB: NVDL). Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine and an M.B.A. from the Stanford University School of Business.

John H. Chapple, 57, has served as a member of our Board since November 2009. Mr. Chapple provides our Board with significant operational and financial expertise due to his background as an executive of and investor in companies in various fields, including telecommunications and media. Since October 2006, Mr. Chapple has served as the president of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures. Prior to forming Hawkeye, Mr. Chapple served as president, chief executive officer and chairman of Nextel Partners (formerly NASDAQ: NXTP) and its subsidiaries from August

1998 to June 2006, when the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the president and chief operating officer of Orca Bay Sports and Entertainment, which owns and operates the Vancouver Canucks as well as the General Motors Place sports arena in Vancouver, B.C. From 1988 to 1995, he served as executive vice president of operations of McCaw Cellular Communications, and subsequently AT&T Wireless Services following the merger of those companies. Mr. Chapple also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including telecommunications. He is a member of the boards of directors of Yahoo! Inc. (NASDAQ: YHOO), Cbeyond, Inc. (NASDAQ: CBEY), SeaMobile Enterprises and Telesphere Networks Ltd. Mr. Chapple holds a B.A. in political science from Syracuse University.

John D. Harkey, Jr., 49, has served as a member of our Board since March 2005. Mr. Harkey brings significant operational and financial expertise to our Board through his role as an executive of and investor in companies in diverse and various industries, including retail, hospitality and telecommunications. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. Mr. Harkey also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications, energy and pharmaceuticals. He currently serves on the boards of directors and audit committees of Loral Space & Communications Inc. (NASDAQ: LORL), Energy Transfer Partners, L.P. (NYSE: ETP), Energy Transfer Equity, L.P. (NYSE: ETE) and Emisphere Technologies, Inc. (NASDAQ: EMIS). Mr. Harkey also previously served as a member of the boards of directors of Pizza Inn (NASDAQ: PZZI) and Fox & Hound Investment Group (NASDAQ: FOXX) (which was previously named Total Entertainment Restaurant Corp. (NASDAQ: TENT)). Mr. Harkey obtained a B.B.A. in finance and a J.D. from the University of Texas at Austin and an M.B.A. from the Stanford University School of Business.

S. Douglas Hutcheson, 54, has served as our president, chief executive officer, or CEO, and a member of our Board since February 2005. Mr. Hutcheson provides our Board with significant operational and financial expertise in the telecommunications industry, as well as extensive experience with our business operations, having joined us as a member of our founding management team in September 1998. Since September 1998, Mr. Hutcheson has held a number of positions with us, having served as our chief financial officer, or CFO, between August 2002 and February 2005 and again between September 2007 and June 2008, and also having served in a number of vice president roles between September 1998 and January 2004 with responsibility for areas including strategic planning and product and business development. From February 1995 to September 1998, Mr. Hutcheson served as vice president, marketing in the Wireless Infrastructure Division at Qualcomm Incorporated. Mr. Hutcheson holds a B.S. in mechanical engineering from California Polytechnic University and an M.B.A. from the University of California at Irvine.

Ronald J. Kramer, 51, has served as a member of our Board since November 2009. Mr. Kramer brings significant operational and financial expertise to our Board given his background as an executive of companies in various industries, including finance, manufacturing and gaming. Since April 2008, Mr. Kramer has served as chief executive officer of Griffon Corporation (NYSE: GFF), a diversified holding company, and has served as a member of Griffon’s board of directors since 1993. From 2002 to 2008, Mr. Kramer served as president and director of Wynn Resorts, Ltd. (NASDAQ: WYNN), a developer, owner and operator of hotel and casino resorts. From 1999 to 2001, Mr. Kramer was a managing director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. He formerly served on the boards of directors of Monster Worldwide, Inc. (NYSE: MWW), Sapphire Industrials Corporation (AMEX: FYR.UN), Lakes Entertainment, Inc. (NASDAQ: LACO), Republic Property Trust (formerly NYSE: RPB) and New Valley Corporation (NASDAQ: NVAL). Mr. Kramer holds a B.S. in economics from the Wharton School of the University of Pennsylvania and an M.B.A. from New York University.

Robert V. LaPenta, 64, has served as a member of our Board since March 2005. Mr. LaPenta provides our Board with significant operational and financial expertise as an executive of several companies in diverse and various industries, including telecommunications and defense. Mr. LaPenta is the chairman, president and chief executive officer of L-1 Identity Solutions, Inc. (NYSE: ID), a provider of technology solutions for protecting and securing personal identities and assets. From April 2005 to August 2006, Mr. LaPenta served as the chairman and chief executive officer of L-1 Investment Partners, LLC, an investment firm seeking investments in the biometrics area. Mr. LaPenta served as president, chief financial officer and director of L-3 Communications Holdings, Inc. (NYSE: LLL), a company he co-founded, from April 1997 until his retirement from those positions effective April 1, 2005. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a vice president of Lockheed Martin and was vice president and chief financial officer of Lockheed Martin’s C3I and Systems Integration Sector. Prior to Lockheed Martin’s acquisition of Loral in April 1996, Mr. LaPenta was Loral’s senior vice president and controller. Mr. LaPenta previously served in a number of other executive positions with Loral after joining that company in 1972. Mr. LaPenta also has significant expertise and perspective as the chairman of the board of directors of Core Software Technology. Mr. LaPenta received a B.B.A. in accounting and an honorary degree in 2000 from Iona College in New York.

William A. Roper, Jr., 64, has served as a member of our Board since November 2009. Mr. Roper brings significant operational and financial expertise to our Board as an investor and executive of companies in the fields of defense and technology. Since 2008, Mr. Roper has served as president of Roper Capital Company, a privately-owned equity firm. Prior to forming Roper Capital, Mr. Roper served as president and chief executive officer of VeriSign, Inc. (NASDAQ: VRSN) from May 2007 to June 2008, and as a member of VeriSign’s board of directors from November 2003 to June 2008. From April 2000 to May 2007, Mr. Roper served as an executive vice president of Science Applications International Corporation (SAIC), and as senior vice president and chief financial officer of SAIC from 1990 to 2000. Mr. Roper has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including defense, software and banking. Mr. Roper serves as a member of the boards of directors of Armor Designs, Inc. (AIM: ADID), Internet Content Management, Inc., Regents Bank, N.A. and SkinMedica, Inc. Mr. Roper holds a B.A. in mathematics from the University of Mississippi.

Michael B. Targoff, 65, has served as a member of our Board since September 1998. Mr. Targoff has significant operational and financial expertise as an investor in and executive of telecommunication companies. Since January 2008, Mr. Targoff has served as president of Loral Space & Communications Inc. (NASDAQ: LORL), having been previously appointed as chief executive officer since March 2006 and vice chairman and a member of the board of directors since November 2005. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company focused on telecommunications and related industry early stage companies. From 1996 to 1998, Mr. Targoff was the president and chief operating officer of Loral Space & Communications Ltd., having previously served as senior vice president and secretary of Loral Corporation. Before joining Loral Corporation in 1981, Mr. Targoff was a partner with the law firm of Willkie Farr & Gallagher LLP. Mr. Targoff also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries, including telecommunications. Mr. Targoff serves as a member of the board of directors of ViaSat, Inc. (NASDAQ: VSAT) and chairman of the board of directors of CPI International, Inc. (NASDAQ: CPII). Mr. Targoff also formerly served on the board of directors of Infocrossing, Inc. (formerly NASDAQ: IFOX). Mr. Targoff holds a B.A. from Brown University and a J.D. from the Columbia University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Leap’s Board held eleven meetings, including telephonic meetings, during the 2009 fiscal year. During the past fiscal year, each incumbent director attended at least 75% of the total number of meetings of the Board and meetings of committees of the Board on which he served.

Director Attendance at Annual Meetings of Stockholders

Leap’s policy is to encourage the members of its Board to attend Leap’s annual meetings of stockholders. All of Leap’s then-current directors attended the 2009 annual meeting of stockholders held on May 21, 2009.

Communications with Our Board

Any stockholder may communicate with the Board and its committees by addressing his or her communication to the Board, the independent directors, a committee of the Board, or an individual director by sending a communication addressed to the recipient group or individual at:

Leap Wireless International, Inc.
Attn: Board of Directors
c/o Corporate Secretary
5887 Copley Drive
San Diego, CA 92111

Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Leap or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Director Independence

The Board has determined that, except for Mr. Hutcheson, all of its members are independent directors as defined in the NASDAQ Stock Market listing standards. Mr. Hutcheson is not considered independent because he is employed by us as our president and CEO.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Chairman is to be selected by our Board in accordance with our Bylaws. The Board considers its leadership structure and the role and responsibilities of its Chairman based upon the needs of the Company, with the objective of providing effective, independent oversight of management. Since 2004, the Board has separated the positions of Chairman and CEO. The Board believes that this leadership structure is appropriate at this time to maximize the effectiveness of its oversight of management and to provide a perspective that is separate and distinct from that of management.

Standing Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  Our Audit Committee consists of Messrs. Targoff (Chairman), Harkey and LaPenta. Each member of the Audit Committee is an independent director, as defined in the NASDAQ Stock Market listing standards. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this Committee include:

•	appointment, compensation, retention and oversight of our independent registered public accounting firm and senior internal audit executive;

•	pre-approval of audit and non-audit services to be rendered by our independent registered public accounting firm;

•	review of the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the senior personnel from our independent registered public accounting firm providing audit services to us;

•	meeting with our management, our independent registered public accounting firm and our senior internal audit executive to discuss: (i) the scope of the audit, the procedures to be followed and the staffing of the audit; (ii) each annual audit, major issues regarding accounting principles and financial statement presentations, complex or unusual transactions and other special financial issues; (iii) analyses prepared by management or the independent registered public accounting firm of significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (iv) the effect of recent regulatory and professional accounting pronouncements and off-balance sheet structures on our financial statements;

•	reviewing our financial statements and periodic reports and discussing these statements and reports with our management and our independent registered public accounting firm, and considering whether such statements and reports are complete and consistent with information known to the Audit Committee members;

•	meeting separately with representatives from the independent registered public accounting firm: (i) regarding any problems or difficulties encountered during the course of the audit work; (ii) to discuss the report the independent registered public accounting firm is required to make to the Audit Committee; and (iii) to discuss the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

•	discussing with management the Company’s policies with respect to risk assessment and risk management; and

•	determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year subject to the audit.

Representatives from both our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee held five meetings during the 2009 fiscal year. A copy of the Audit Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Compensation Committee.  Our Compensation Committee consists of Dr. Rachesky and Mr. Targoff. All members of the Compensation Committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	reviewing our compensation philosophy and our employee compensation, pension and welfare benefit plans;

•	reviewing and approving corporate goals and objectives relating to the compensation of our CEO, and evaluating the performance of, and determining and approving the compensation of, our CEO;

•	evaluating the performance of our other executive officers, and reviewing and approving, or modifying, the recommendations of our CEO regarding compensation of such executive officers;

•	reviewing and approving any employment contracts and special employment arrangements to be entered into by Leap with any executive officer;

•	granting awards under, and setting and evaluating performance targets under, annual bonus and long-term incentive compensation plans for our executive officers; and

•	reviewing and approving, as well as reviewing and discussing with our management, the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee held six meetings during the 2009 fiscal year. A copy of the Compensation Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. Under the Compensation Committee Charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, and may delegate to one or more officers of Leap any or all of the Committee’s responsibilities to grant awards under Leap’s stock incentive plans to eligible participants (other than to Leap’s executive officers).

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of Dr. Rachesky (Chairman) and Messrs. Harkey and Targoff. All members of the Nominating and Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board;

•	recommending to the Board candidates for nomination for election as directors at each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	recommending the membership of committees of the Board;

•	recommending to the Board candidates for appointment to fill vacancies on our Board;

•	overseeing the annual evaluation of the performance of the Board; and

•	overseeing our corporate governance guidelines.

The Nominating and Corporate Governance Committee held nine meetings during the 2009 fiscal year. A copy of the Nominating and Corporate Governance Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following criteria, among others that the committee deems appropriate:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The Nominating and Corporate Governance Committee has no stated minimum criteria for director nominees. In evaluating director nominees, in addition to the criteria described above, the Nominating and Corporate

Governance Committee may consider other factors that it deems to be appropriate and in the best interests of Leap and its stockholders. The Nominating and Corporate Governance Committee considers each nominee in the context of the Board as a whole, with the objective of assembling a group that can best contribute to the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences.

The Nominating and Corporate Governance Committee also believes it is appropriate for at least one, and preferably several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent directors, as defined under the NASDAQ Stock Market listing standards. At this time, the Nominating and Corporate Governance Committee also believes it is appropriate for our president and CEO to serve as a member of our Board.

Process for Identification and Evaluation of Nominees for Director

Nominating and Corporate Governance Committee Process.  The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such a case, the Nominating and Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Nominating and Corporate Governance Committee may also seek input from industry experts or analysts. Once candidates are identified, the Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Nominating and Corporate Governance Committee and certain other of our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board. From time to time, the Nominating and Corporate Governance Committee has also engaged the services of a professional search firm to assist in identifying and recruiting potential candidates.

In November 2009, we added three directors to our Board: John H. Chapple, Ronald J. Kramer and William A. Roper, Jr. These individuals were identified, among others, as possible Board candidates based upon recommendations by our professional search firm, our non-executive directors and our CEO. Consistent with the process outlined above, these candidates were interviewed by members of the Nominating and Corporate Governance Committee and the remaining members of our Board, including our CEO. The Nominating and Corporate Governance Committee then recommended that the three candidates be appointed as directors, which the Board approved.

Recommendations from Stockholders.  The Nominating and Corporate Governance Committee’s policy is to consider and evaluate nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received any director candidate recommendations from our stockholders to date. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Stockholders wishing to recommend a candidate for nomination for election as a director must do so in writing addressed to the Corporate Secretary of Leap. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate as would be required by SEC rules to be included in a proxy statement about the candidate. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual meeting of stockholders, as described below in the section entitled “Stockholder Proposals.” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

Nominations by Stockholders.  Nominations of persons for election to the Board may be made at the Annual Meeting by any stockholder who is entitled to vote at the meeting and who has complied with the notice procedures set forth in Article II, Section 8 of the Amended and Restated Bylaws of Leap. Generally, these procedures require stockholders to give timely notice in writing to the Corporate Secretary of Leap, including all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors and the nominee’s written consent to being named in the proxy and to serving as a director if elected. Stockholders are encouraged to review the Amended and Restated Bylaws of Leap for a complete description of the procedures.

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists the Board in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. The Board’s other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of risks we face through reports from our committees and management.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

Leap’s financial statements for the fiscal year ended December 31, 2009 have been examined by PricewaterhouseCoopers LLP, which has audited Leap’s financial statements since 1998. The Board has selected PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

Audit Fees

The following table summarizes the aggregate fees billed to Leap by its independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2009 and 2008 (in thousands):

	2009	2008

Audit fees(1)	$3,278	$3,864
Audit-related fees(2)	5	490
Tax fees(3)	504	441
All other fees(4)	230	—

Total	$4,017	$4,795

(1)	Audit fees consist of fees billed for professional services rendered for the audit of the consolidated annual financial statements of Leap and its subsidiaries and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements of Leap and its subsidiaries and are not reported under “Audit fees.” For the fiscal year ended December 31, 2009, these services included fees for the licensing of research materials. For the fiscal year ended December 31, 2008, these services included procedures related to certain process improvement initiatives and the licensing of research materials.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning. For the fiscal years ended December 31, 2009 and 2008, these services included assistance regarding federal and state tax compliance and consultations regarding various income tax issues.

(4)	For the fiscal year ended December 31, 2009, all other fees related to certain consulting services provided.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Leap management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. The Audit Committee requires that all services performed by PricewaterhouseCoopers LLP be pre-approved prior to the services being performed. During the fiscal years ended December 31, 2009 and 2008, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Leap’s Board of Directors is comprised solely of independent directors, as defined by the listing standards of the NASDAQ Stock Market, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Leap as of and for the fiscal year ended December 31, 2009 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Michael B. Targoff, Chairman
John D. Harkey, Jr.
Robert V. LaPenta

EXECUTIVE OFFICERS

Biographical information for the executive officers of Leap who are not directors, as of the date of this proxy statement, is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board and until their successors have been duly elected and qualified, unless sooner removed by the Board.

Name	Age	Position

Albin F. Moschner	57	Chief Operating Officer
Walter Z. Berger	54	Executive Vice President and Chief Financial Officer
Glenn T. Umetsu	60	Executive Vice President and Chief Technical Officer
William D. Ingram	53	Senior Vice President, Strategy
Robert J. Irving, Jr.	54	Senior Vice President, General Counsel and Secretary
Jeffrey E. Nachbor	45	Senior Vice President, Financial Operations and Chief Accounting Officer
Leonard C. Stephens	53	Senior Vice President, Human Resources

Albin F. Moschner has served as our chief operating officer, or COO, since July 2008, having previously served as our executive vice president and chief marketing officer from January 2005 to July 2008, and as our senior vice president, marketing from September 2004 to January 2005. Prior to this, Mr. Moschner was president of Verizon Card Services from December 2000 to November 2003. Prior to joining Verizon, Mr. Moschner was president and chief executive officer of OnePoint Services, Inc., a telecommunications company that he founded and that was acquired by Verizon in December 2000. Mr. Moschner also was a principal and the vice chairman of Diba, Inc., a development stage Internet software company, and served as senior vice president of operations, a member of the board of directors and ultimately president and chief executive officer of Zenith Electronics from October 1991 to July 1996. Mr. Moschner holds a master’s degree in electrical engineering from Syracuse University and a B.E. in electrical engineering from the City College of New York.

Walter Z. Berger has served as our executive vice president and CFO since June 2008. From 2006 to 2008, Mr. Berger served in senior management roles at CBS Corporation, including as executive vice president and chief financial officer for CBS Radio, a division of CBS Corporation. Prior to joining CBS Radio, Mr. Berger served as executive vice president and chief financial officer and a director of Emmis Communications from 1999 to 2005. From 1996 to 1997, Mr. Berger served as executive vice president and chief financial officer of LG&E Energy Corporation and in 1997 was promoted to group president of the Energy Marketing Division, where he served until 1999. From 1985 to 1996, Mr. Berger held a number of financial and operating management roles in the manufacturing, service and energy fields. Mr. Berger began his career in audit at Arthur Andersen in 1977. Mr. Berger is a certified public accountant and holds a B.A. in business administration from the University of Massachusetts, Amherst.

Glenn T. Umetsu has served as our executive vice president and chief technical officer since January 2005, having previously served as our executive vice president and chief operating officer from January 2004 to January 2005, as our senior vice president, engineering operations and launch deployment from June 2002 to January 2004, and as vice president, engineering operations and launch development from April 2000 to June 2002. Mr. Umetsu has notified us that he plans to retire as our executive vice president and chief technical officer, effective May 14, 2010. From September 1996 to April 2000, Mr. Umetsu served as vice president, engineering and technical operations for Cellular One in the San Francisco Bay Area. Before Cellular One, Mr. Umetsu served in various telecommunications operations roles over a 24-year period with AT&T Wireless, McCaw Communications, RAM Mobile Data, Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. in mathematics and economics from Brown University.

William D. Ingram has served as our senior vice president, strategy since April 2008, having previously served as our senior vice president, financial operations and strategy from February 2008 to April 2008 and as a consultant to us beginning August 2007. Prior to joining us, Mr. Ingram served as vice president and general manager of AudioCodes, Inc., a telecommunications equipment company from July 2006 to March 2007. Prior to that, Mr. Ingram served as the president and chief executive officer of Nuera Communications, Inc., a provider of VoIP infrastructure solutions, from September 1996 until it was acquired by AudioCodes, Inc. in July 2006. Prior to joining Nuera Communications in 1996, Mr. Ingram served as the chief operating officer of the clarity products division of Pacific Communication Sciences, Inc., a provider of wireless data communications products, as president of Ivie Industries, Inc., a computer security and hardware manufacturer, and as president of KevTon, Inc., an electronics manufacturing company. Mr. Ingram holds an A.B. in economics from Stanford University and an M.B.A. from Harvard Business School.

Robert J. Irving, Jr. has served as our senior vice president, general counsel and secretary since May 2003, having previously served as our vice president, legal from August 2002 to May 2003, and as our senior legal counsel from September 1998 to August 2002. Previously, Mr. Irving served as administrative counsel for Rohr, Inc., a corporation that designed and manufactured aerospace products from 1991 to 1998, and prior to that served as vice president, general counsel and secretary for IRT Corporation, a corporation that designed and manufactured x-ray inspection equipment. Before joining IRT Corporation, Mr. Irving was an attorney at Gibson, Dunn & Crutcher LLP. Mr. Irving was admitted to the California Bar Association in 1982. Mr. Irving holds a B.A. from Stanford University, an M.P.P. from The John F. Kennedy School of Government of Harvard University and a J.D. from Harvard Law School.

Jeffrey E. Nachbor has served as our senior vice president, financial operations and chief accounting officer since May 2008, having previously served as our senior vice president, financial operations since April 2008. From September 2005 to March 2008, Mr. Nachbor served as the senior vice president and corporate controller for H&R Block, Inc. Prior to that, Mr. Nachbor served as senior vice president and chief financial officer of Sharper Image Corporation from February 2005 to August 2005 and served as senior vice president, corporate controller of Staples, Inc. from April 2003 to February 2005. Mr. Nachbor served as vice president of finance of Victoria’s Secret Direct, a division of Limited Brands, Inc., from December 2000 to April 2003, and as vice president of financial planning and analysis for Limited Brands, Inc. from February 2000 to December 2000. Mr. Nachbor is a certified public accountant and holds an M.B.A. in finance and accounting from the University of Kansas and a B.S. in accounting from Old Dominion University.

Leonard C. Stephens has served as our senior vice president, human resources since our formation in June 1998. From December 1995 to September 1998, Mr. Stephens was vice president, human resources operations for Qualcomm Incorporated. Before joining Qualcomm Incorporated, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14-year career. Mr. Stephens holds a B.A. from Howard University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain key employees necessary to support our business plans and to create and sustain a competitive advantage for us in the market segment in which we compete. For all of our executive officers, a substantial portion of total compensation is performance-based. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders.

In particular, our fundamental compensation philosophies and objectives for executive officers include the following:

•	Using total compensation to recognize each individual officer’s scope of responsibility within the organization, experience, performance and overall contributions to our company.

•	Providing incentives to achieve key strategic, financial and individual performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

•	Using external compensation data from similarly-sized wireless companies and other “high-tech” companies as part of our due diligence in determining base salary, target bonus amounts and equity awards for individual officers at Leap.

•	Using long-term equity-based compensation (generally restricted stock and stock options) to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in our long-term success.

Our compensation program includes cash compensation, which we generally view as a short-term incentive, and equity compensation, which we believe provides incentives over a longer term. Our equity compensation awards are designed to reward executives for the financial and operating performance of the company as a whole, as well as the executive’s individual contributions to our overall success. We do not have any requirements that executive officers hold a specific amount of our common stock or stock options; however, we periodically review executive officer equity-based incentives to ensure that our executives maintain sufficient unvested awards to promote their continued retention. In general, we seek to provide executives who have the greatest influence on our financial and operating success with compensation packages in which their equity awards could provide a significant portion of their total potential compensation. This focus on equity awards is intended to provide meaningful compensation opportunities to executives with the greatest potential influence on our financial and operating performance. Thus, we make the most substantial equity awards to our senior executive management team, comprised of our CEO, COO, executive vice presidents and senior vice presidents. In addition, we seek to provide vice presidents and other employees who have significant influence over our operating and financial success with equity incentives that provide high retention value and alignment of these managers’ interests with those of our stockholders. We have not adopted any other formal or informal policies or guidelines for allocating compensation between long-term and short-term incentives, between cash and non-cash compensation, or among different forms of non-cash compensation.

Procedures for Determining Compensation Awards

The Compensation Committee

The Compensation Committee of our Board has primary authority to determine and recommend the compensation payable to our executive officers. In fulfilling this oversight responsibility, the Compensation Committee annually reviews the performance of our senior executive management team in light of our compensation philosophies and objectives described above. To aid the Compensation Committee in making its compensation determinations, each year our CEO, assisted by our senior vice president, human resources, provides recommendations to the Compensation Committee regarding the compensation of the other executive officers. In addition, the Compensation Committee has retained Mercer (US), Inc., or Mercer, a consulting firm specializing in executive compensation matters, to assist the committee in evaluating our compensation programs, policies and objectives and to provide advice and recommendations on the amount and form of executive and director compensation. Mercer began providing these services to the Compensation Committee in January 2006. Mercer’s fees for providing these services to us in fiscal 2009 were approximately $295,000. During fiscal 2009, management also retained another affiliate of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide insurance brokerage services unrelated to executive compensation. The fees for providing these services to us in fiscal 2009 were approximately $140,000.

Comparison of Compensation to Market Data

The Compensation Committee strives to provide compensation opportunities to our executive officers that are competitive with the market in which Leap competes for executive talent. To aid the Compensation Committee in its review of our executive compensation programs, management and/or Mercer periodically prepares a comparison of executive compensation levels at similarly-sized wireless telecommunications companies and other “high-tech” companies. This comparison typically includes statistical summaries of compensation information derived from a number of large, third-party studies and surveys, which, for purposes of considering 2009 compensation for our executive officers, included the Radford Executive Survey and the Culpepper U.S. Survey. These summaries and databases contain executive compensation information for telecommunications, wireless and other companies, although the surveys do not provide the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. In addition to this third-party survey information, Mercer also presented comparative compensation information for a select number of other telecommunications companies. As part of its review of compensation for 2009, the Compensation Committee reviewed comparative data prepared by

Mercer with respect to executive officer compensation provided by the following companies: American Tower, CenturyTel, Crown Castle International, Frontier Corp., MetroPCS Communications, NII Holdings, Telephone and Data Systems, Time Warner Telecommunications, U.S. Cellular and Windstream Corporation. This peer group represented a select group of companies in the telecommunications industry with revenues, business operations and numbers of employees comparable to ours and includes companies against which we compete for executive talent. This comparative information, together with the statistical summaries described above, was presented to help the Compensation Committee generally assess comparative compensation levels for positions held by our executive officers. This approach is designed to help us provide executive compensation opportunities that will allow us to remain competitive.

Our Compensation Committee has historically determined base salary, bonus amounts and long-term equity awards for our executive officers with reference to and in the context of the 75th percentile of compensation awarded to executives with similar positions. Comparative compensation levels, however, are only one of several factors that our Compensation Committee considers in determining compensation levels for our executive officers, and individual elements of an executive officer’s targeted overall compensation opportunity may deviate from the 75th percentile based on other considerations, including the executive officer’s experience and tenure in his position, as well as his individual performance, leadership and other skills. As a result, although we intend to continue to strive to provide compensation opportunities that are competitive, the Compensation Committee may determine not to fully adjust the compensation levels of our executive officers to keep pace with the 75th percentile of the peer companies against which we may be measured.

The extent to which actual compensation to be received by an executive may materially deviate from the targeted compensation opportunity will also depend upon Leap’s corporate and operational performance and the individual performance of the relevant officer as measured against his pre-determined individual performance goals for the year, as well as a more subjective assessment of the individual’s contributions. This approach is intended to ensure that there is a direct relationship between Leap’s overall performance in the achievement of its financial and operational goals and each individual named executive officer’s total compensation.

With respect to targeted cash compensation for 2009, the Compensation Committee set base salary and target bonus amounts for our named executive officers that were generally between the 50th and 75th percentile of compensation provided to executives with comparable positions as determined by reference to the survey data and peer group information described above. In setting compensation levels for 2009, the Compensation Committee attempted to target base salary and target bonus amounts for our executive officers that were at responsible and appropriate levels to support our compensation objectives of attracting and retaining executive talent. Actual cash compensation amounts earned by our named executive officers in 2009, however, were less than the targeted cash compensation levels primarily because the economic and competitive environment in which we operate significantly intensified in 2009, and we did not achieve the adjusted OIBDA and net customer addition targets that were established for our corporate performance bonuses earlier in the year. In addition, because the compensation levels of our named executive officers reflect, in part, the compensation levels associated with the varying roles and responsibilities of corporate executives in the marketplace, there were significant differentials between the 2009 compensation awarded to our CEO and to our other named executive officers. The difference in Mr. Hutcheson’s compensation relative to the other executive officers, however, is not the result of any internal compensation equity standard but rather reflects the Compensation Committee’s review of the compensation of CEOs of other comparable companies as well as its view of the relative importance of Mr. Hutcheson’s leadership.

Performance Goals

As indicated above, an important objective of our compensation program is to provide incentives to our executives to achieve key strategic, financial and individual performance measures. Corporate and individual performance goals are generally established at the beginning of each year. Annual corporate goals are generally formulated by our executive management team and are submitted to the Board for review. Management then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying the annual cash bonus plan for our named executive officers. The corporate performance goals established by our Compensation Committee for our named executive officers generally focus on two key performance metrics: (i) a financial measure we call adjusted OIBDA, which we currently define as operating income (loss) less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit); and (ii) our number of net customer additions. We believe that the achievement of these performance goals is dependent in many respects upon the efforts and contributions of our named executive officers and the attainment of their individual performance goals. When determining whether Leap has achieved its corporate performance goals, the Compensation Committee has the ability to make objective adjustments to the performance goals to account for any significant investments or special projects undertaken during the year which were not contemplated when the goals were originally determined. In addition, our Compensation Committee retains the authority to authorize bonus payments to our executive officers that are different from the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for the bonus plans.

At the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the company. For example, individual performance goals established for 2009 included, among others, the retention and expansion of our customer base, the successful launch of new markets, including in Chicago, Philadelphia, Washington D.C. and Baltimore, the further expansion of our Cricket Broadband and Cricket PAYGo products and services, the further pursuit of our cost-management and procurement initiatives, continued recruitment and development of our employees and continued management of our operating expenses. Individual performance goals are generally qualitative in nature.

Elements of Executive Compensation

Leap’s executive officer compensation program is comprised of three primary components: base salary; annual short-term incentive compensation in the form of cash bonuses; and long-term incentive compensation in the form of stock options and restricted stock. We also provide certain additional employee benefits and retirement programs to our executive officers.

Base Salary

The base salary for each executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining base salaries for our executive officers, the Compensation Committee considers compensation paid to comparable officers at comparable companies. In addition, each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon their individual performance and the recommendations of our CEO. From time to time, an executive officer’s base salary may also be increased to reflect changes in competitive salaries for such executive’s position based on the compensation data for comparable companies prepared for our Compensation Committee. Our CEO does not participate in deliberations regarding his own compensation.

In 2009, due, in part, to the uncertain economic and competitive environment and its review of the compensation levels of officers with similar positions at comparable companies, the Compensation Committee did not increase base salaries for our named executive officers, other than for Mr. Hutcheson. The Compensation Committee increased Mr. Hutcheson’s base salary from $650,000 to $750,000 in recognition of its assessment of his performance during the prior year and in order to bring his annual cash compensation more in line with that provided to chief executives at comparable companies.

Our named executive officers’ base salaries for 2009 are set forth in the Summary Compensation Table below.

Annual Performance Bonus

We provide annual cash performance bonuses to our executive officers. The purpose of these bonus awards is to provide an incentive to our executive officers to assist us in achieving our principal financial and operating performance goals. In determining the potential bonus opportunity for an executive officer for a given year, the Compensation Committee generally intends that approximately 75% of the targeted amount of the annual performance bonus be based upon Leap’s corporate performance and that approximately 25% be based upon the officer’s individual performance.

For 2009, the 75% portion of the annual performance bonus attributable to corporate performance goals was payable to our executive officers under the Leap Wireless International, Inc. Executive Incentive Bonus Plan, or the Executive Bonus Plan, and the 25% portion attributable to their individual performance was payable at the discretion of the Compensation Committee based on its assessment of individual performance, as described below.

The Executive Bonus Plan is a bonus plan for our executive officers and other eligible members of management which provides for the payment of cash bonuses based on Leap’s achievement of certain predetermined corporate performance goals, with the intention that such bonuses be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Executive Bonus Plan is further described below under the heading “— The Leap Wireless International, Inc. Executive Incentive Bonus Plan” and is administered by the Executive Bonus Plan Committee, or the Plan Committee, consisting of Compensation Committee members Mark Rachesky and Michael Targoff.

Determination of Targets and Performance Goals

Target and maximum bonus amounts payable to our executive officers are established early in the year, generally as a percentage of each individual executive officer’s base salary. For 2009 compensation, overall target bonuses remained unchanged from the prior year and were set at 100% of base salary for our CEO, 90% for our COO, 80% of base salary for our executive vice presidents and 65% of base salary for our senior vice presidents. The actual bonus award payable to the executive officers can range from 0% to 200% of the target bonus amount, based on the relative attainment of the corporate and individual performance objectives, subject to the Compensation Committee’s discretion to reduce the amount payable. These target and maximum bonus amounts are based, in part, on the Compensation Committee’s review of cash bonus payments made to similarly-situated executives of other comparable and surveyed companies, as described above.

As more fully described above, the corporate and individual performance goals used to determine the actual amount of the annual performance bonus are generally established at the beginning of the year. With respect to the 75% portion of the target bonus attributable to corporate performance, the performance goals generally relate to financial and operational goals for adjusted OIBDA and our number of net customer additions, each of which goals is weighted evenly in determining the amount of the bonus. The corporate performance bonus is payable to our executive officers following completion of the fiscal year.

With respect to the 25% portion of the target bonus attributable to individual performance, performance goals are determined for our CEO and other executive officers based on their respective roles within the company. Following the completion of our fiscal year, each of the executive officers is evaluated in light of the performance goals established for such officer for the year and other factors. The Compensation Committee determines the amount of our CEO’s bonus attributable to individual performance based upon his achievement of performance goals, as well as its subjective and more qualitative assessment of his performance. For our other named executive officers, the Compensation Committee determines the portion of the annual bonus attributable to individual performance based, in part, upon ratings assigned by our CEO to each other executive officer in connection with his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s subjective and more qualitative assessment of such individual’s overall performance.

2009 Performance Bonus Awards

Corporate performance goals for the Executive Bonus Plan were approved in early 2009. The performance targets for fiscal 2009 to permit each of our named executive officers to receive 100% of their 2009 target bonus for corporate performance were: (i) approximately $600 million of adjusted OIBDA; and (ii) approximately 2,000,000 net customer additions. The threshold levels, below which no performance bonus would be paid, were: (i) approximately 93% of the adjusted OIBDA target; and (ii) approximately 75% of the net customer additions target. Individual performance goals established among our named executive officers for 2009 included, among others, the retention and expansion of our customer base, the successful launch of new markets, including in Chicago, Philadelphia, Washington D.C. and Baltimore, the further expansion of our Cricket Broadband and Cricket PAYGo products and services, the further pursuit of our cost-management and procurement initiatives, continued recruitment and development of our employees and continued management of our operating expenses. These individual performance goals were generally qualitative in nature.

Following the Plan Committee’s determination of the adjusted OIBDA and net customer addition targets in early 2009, the economic and competitive environment in which we operate significantly intensified. As a result, we did not achieve the adjusted OIBDA and net customer additions goals originally established in early 2009. However, due to the Company’s significant financial and operational performance in 2009 in the intensified competitive environment, as well as its assessment of the individual and collective performance of our named executive officers, the Compensation Committee exercised its discretion and awarded bonuses to our executives. The Committee’s assessment of the officers’ individual performance was determined, in part, based upon ratings assigned by our CEO to each other executive officer in connection with his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s more subjective and qualitative assessment of such individual’s performance.

The discretionary amounts paid to the named executive officers for their performance in 2009 were as follows: Mr. Hutcheson, $355,000; Mr. Berger, $220,000; Mr. Moschner, $220,000; Mr. Umetsu, $600,000; and Mr. Irving, $100,000. The amount of each individual’s cash bonus, other than that awarded to Mr. Umetsu, was approximately 50% of his respective target bonus for the year. The amount of Mr. Umetsu’s cash bonus was approximately 200% of his target bonus for the year. Mr. Umetsu, however, plans to retire as our executive vice president and chief technical officer, effective May 14, 2010, and his bonus amount reflected his performance and contributions to the Company in 2009 and prior years, including his significant role with respect to our launch of new markets, as well as the fact that, unlike the other named executive officers, he did not receive a refresher grant of restricted stock or a cash retention award in March 2010.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers and other selected employees through the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended, or the 2004 Stock Plan. The 2004 Stock Plan was approved and adopted by the Compensation Committee in 2004 pursuant to authority delegated to it by the Board and is generally administered by the Compensation Committee. See “— 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan. In February 2009, we adopted the 2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc., or the 2009 Inducement Plan, which was established to make awards to new employees as an inducement to their commencing employment with us. The 2009 Inducement Plan was approved by the Board and is also administered by the Compensation Committee. See “— 2009 Employment Inducement Equity Incentive Plan” for additional information regarding the 2009 Inducement Plan.

Under these plans, we grant our executive officers and other selected employees non-qualified stock options at an exercise price equal to (or greater than) the fair market value of Leap common stock (as determined under the plans) on the date of grant and restricted stock at a nominal purchase price, or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. The size and timing of equity awards is based on a variety of factors, including Leap’s overall performance, the recipient’s individual performance and competitive compensation information, including the value of awards granted to comparable executive officers as set forth in the statistical summaries of compensation data for comparable companies prepared for the Compensation Committee. We believe that the awards under these plans help us to reduce officer and employee turnover and to retain the knowledge and skills of our key employees.

In October 2008, the Compensation Committee adopted guidelines to memorialize and set forth our general practices regarding the granting of equity awards to executive officers, employees or consultants. Under these guidelines, equity awards are generally granted and effective, to extent practicable, on the 14th calendar day of the month following their approval by the Board or Compensation Committee (or if that day is not a day on which Leap common stock is actively traded on an exchange, on the next trading day). In addition, the guidelines provide that any stock options for shares of Leap common stock to existing or newly-promoted executive officers and other senior vice presidents are generally to be approved and granted, to the extent practicable, during periods when trading in Leap common stock is permitted under our insider trading policy or are to be approved with the grant contingent upon, subject to and effective two trading days after, the release of any applicable, material non-public information.

The Compensation Committee generally grants awards of stock options and restricted stock to executive officers and other eligible employees when they initially join us. The initial approach of the Compensation Committee, following our adoption of the 2004 Stock Plan, was to grant initial awards which vested in full in three to five years after the date of grant (with no partial time-based vesting for the awards in the interim) but that were subject to accelerated performance-based vesting prior to that time if Leap met certain performance targets. Initial grants of stock options and restricted stock to executive officers who joined us or were promoted between May 2005 and May 2008 vest in full five years after the date of grant with no partial time-based vesting for the awards, but are subject to accelerated performance-based vesting in increments ranging from 10% to 30% of the applicable award per year if Leap meets certain performance targets for our adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA and net customer additions. For grants between February 2006 and November 2006, these targets are measured for fiscal years 2007 to 2009; and for grants made between January 2007 and May 2008, these targets are measured for fiscal years 2008 to 2010.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2007, there was no additional accelerated vesting for any portion of our stock options and restricted stock. For fiscal 2007, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $450 million of adjusted EBITDA; and (ii) 870,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 90% of the adjusted EBITDA target; and (ii) approximately 80% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2008, approximately 13.8% of the shares underlying the applicable awards vested on an accelerated basis. For 2008, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $425 million of adjusted EBITDA; and (ii) 986,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 94% of the adjusted EBITDA target; and (ii) approximately 90% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2009, there was no additional accelerated vesting for any portion of our stock options and restricted stock. For fiscal 2009, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $680 million of adjusted EBITDA; and (ii) 2,316,600 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 80% of the adjusted EBITDA target; and (ii) approximately 92% of the net customer additions target.

The 2004 Stock Plan permits the Compensation Committee to update previously-determined performance targets for adjusted EBITDA and net customer additions to reflect changes in our scope of operations not originally contemplated by the prior performance targets. As a result, we are updating our adjusted EBITDA and net customer additions performance targets for fiscal 2010 to reflect our current plans and expect that such updated targets will be challenging to achieve and will result in accelerated vesting in the event of significant company performance.

Since mid-2008, the Compensation Committee has granted to executive officers and other eligible employees that join us initial awards that vest over a four year period. These initial grants of stock options and restricted stock generally vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% equal increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant.

In addition to the initial stock options and restricted stock, the Compensation Committee also makes annual refresher grants of options and/or restricted stock to our executive officers and other eligible employees in order to help us achieve our executive compensation objectives noted above, including the long-term retention of members of our senior management team. These grants also generally vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% equal increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. For a description of the refresher grants of restricted stock made to Messrs. Hutcheson, Moschner, Umetsu and Irving in 2009, see the table under the heading “2009 Grants of Plan-Based Awards.” Mr. Berger, who received initial grants of stock options and restricted stock when he joined us as our executive vice president and CFO in June 2008, did not receive refresher grants in 2009.

401(k) Plan

Leap maintains a 401(k) plan for all employees, and provides a 50% match on employees’ contributions, with Leap’s matching funds limited to 6% of an employee’s base salary. Leap’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our aggregate contributions for all employees for the year ended December 31, 2009 were approximately $4,819,500.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, Leap provides our executive officers with supplemental health coverage with a maximum benefit of $50,000 per year per family unit, the ability to apply for supplemental, company-paid executive disability insurance that provides a benefit of up to $5,000 per month up to age 65, $750,000 of supplemental, company-paid executive life insurance, and $850,000 of executive accidental death and disability insurance. Leap also provides a tax planning reimbursement benefit with the amount of the annual reimbursement capped at $15,000 and grossed up for applicable taxes. We believe that these additional benefits are reasonable in scope and amount and are typically offered by other companies against which we compete for executive talent. We do not maintain any pension plans or plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Policy on Deductibility of Executive Officer Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1.0 million paid to its principal executive officer, or PEO, and its three most highly compensated executive officers (other than the PEO). Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In late 2006, the Compensation Committee evaluated whether Leap should take action with respect to the tax deductibility of Leap’s executive compensation under Section 162(m) of the Code, and generally concluded that it would be advisable for Leap to undertake the necessary steps to cause Leap’s performance-based cash bonus payments and future grants of stock options to executive officers to qualify as potential performance-based compensation plans under Section 162(m) of the Code. Stockholders approved the Executive Bonus Plan and the 2004 Stock Plan in May 2007 at our 2007 annual meeting of stockholders. To the extent possible, the Board intends to generally administer the plans in the manner required to make future payments under the Executive Bonus Plan and to grant options under the 2004 Stock Plan that constitute qualified performance-based compensation under Section 162(m). In fiscal 2009, following the Plan Committee’s determination of the adjusted OIBDA and net customer additions targets, the economic and competitive environment in which we operate significantly intensified. As a result of these changes, we did not achieve the adjusted OIBDA and net customer additions goals originally established in early 2009. The Compensation Committee exercised its discretion and determined to award discretionary bonus awards due to the Company’s significant financial and operational performance in 2009 in the intensified competitive environment, as well as its assessment of the individual and collective performance of our named executive officers. These bonus amounts, however, will not qualify as performance-based compensation under Section 162(m). The Board and Compensation Committee will continue to retain the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

Risk Assessment of Compensation Program

In early 2010, management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance and retention arrangements. Management was assisted in its review by Mercer. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

Summary Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2009, 2008 and 2007 earned by or paid to our CEO, our CFO, and our three next most highly compensated executive officers as of the end of fiscal 2009. We refer to these officers collectively as our named executive officers for 2009.

					Non-Equity
					Incentive Plan	Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Compensation(2)	Awards(3)	Awards(4)	Compensation(5)		Total

S. Douglas Hutcheson	2009	$767,308	$355,000		—	$1,648,500	—	$63,016		$2,833,824
President, CEO and	2008	$643,269	$332,960		$412,850	$2,451,495	$2,410,240	$29,666	(6)	$6,280,480
Director	2007	$610,385	$248,374		$224,274	—	—	$27,164		$1,110,197
Walter Z. Berger(7)	2009	$550,385	$270,000	(8)	—	—	—	$60,449		$880,834
Executive Vice President and CFO	2008	$254,808	$174,145	(9)	$141,800	$2,255,846	$2,555,490	$6,252		$5,388,341
Albin F. Moschner	2009	$519,231	$220,000		—	$824,250	—	$35,328	(6)	$1,598,809
Chief Operating Officer	2008	$428,923	$148,600		$242,500	$2,196,595	$916,660	$40,626		$3,973,904
	2007	$360,962	$136,352		$106,008	—	—	$31,057		$634,379
Glenn T. Umetsu(10)	2009	$390,462	$600,000		—	$494,550	—	$42,093		$1,527,105
Executive Vice President	2008	$374,308	$104,900		$191,400	$1,282,797	$407,776	$40,906		$2,402,087
and Chief Technical Officer	2007	$361,654	$127,280		$106,262	—	—	$32,716		$627,912
Robert J. Irving, Jr.	2009	$320,469	$100,000		—	$329,700	—	$57,639		$807,808
Senior Vice President,	2008	$306,892	$70,000		$130,600	$1,171,667	$175,153	$35,627		$1,889,939
General Counsel and Secretary	2007	$296,346	$60,413		$70,840	—	—	$37,853		$465,452

(1)	Except as otherwise indicated, represents aggregate cash bonuses awarded to our named executive officers in recognition of their individual performance for the applicable year.

(2)	Represents aggregate cash bonuses awarded to our named executive officers under the Executive Bonus Plan in recognition of our corporate performance for the applicable year.

(3)	Represents full grant date fair value for 2009, 2008 or 2007 of restricted stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	Represents full grant date fair value for 2009, 2008 or 2007 of options to purchase Leap common stock granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	Includes the other compensation set forth in the table below:

		Matching	Executive	Financial	Housing and	Sick
		401(k)	Benefits	Planning	Other Living	Leave/Vacation	Total Other
Name	Year	Contributions	Payments	Services	Expenses	Payout	Compensation

S. Douglas Hutcheson	2009	$7,350	$17,860	$11,845	—	$25,961	$63,016
	2008	$6,900	$10,266	—	—	$12,500	$29,666
	2007	$6,750	$7,898	$1,458	—	$11,058	$27,164

Walter Z. Berger	2009	$4,491	$8,978	$36,788	—	$10,192	$60,449
	2008	$851	$300	—	—	$5,101	$6,252

Albin F. Moschner	2009	$7,350	$7,971	—	$10,392	$9,615	$35,328
	2008	$6,899	$12,606	—	$11,506	$9,615	$40,626
	2007	$6,750	$4,457	—	$13,504	$6,346	$31,057

Glenn T. Umetsu	2009	$7,350	$4,166	$23,346	—	$7,231	$42,093
	2008	$6,900	$8,608	$18,167	—	$7,231	$40,906
	2007	$6,750	$4,343	$15,161	—	$6,462	$32,716

Robert J. Irving, Jr.	2009	$7,350	$13,447	$27,346	—	$9,496	$57,639
	2008	$6,900	$9,455	$7,402	—	$11,870	$35,627
	2007	$6,750	$17,464	$5,822	—	$7,817	$37,853

(6)	Mr. Hutcheson’s spouse accompanied him on one chartered business flight in 2008 and Mr. Moschner’s spouse accompanied him on one chartered business flight in 2009. Because the flights were directly related to the performance of their duties and their spouses used unoccupied seats on the flights, we did not incur any incremental cost in connection with their travel and did not report any compensation related to the flights.

(7)	Mr. Berger joined us as our executive vice president and CFO in June 2008 and his 2008 compensation is for the partial year.

(8)	Includes a $50,000 retention bonus we agreed to pay to Mr. Berger upon the completion of each of his first, second and third years of employment.

(9)	Includes a $103,545 sign-on and relocation bonus paid to Mr. Berger in connection with his joining the Company.

(10)	Mr. Umetsu has notified us that he plans to retire as our executive vice president and chief technical officer, effective May 14, 2010.

2009 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the grants of non-equity and equity incentive plan awards made during the fiscal year ended December 31, 2009 to the named executive officers under the Executive Bonus Plan and the 2004 Stock Plan. We did not grant any options to purchase shares of our common stock to our named executive officers during the fiscal year ended December 31, 2009.

							Stock	Grant Date
							Awards:	Fair Value
				Estimated Possible Payouts Under			Number of	of Stock
				Non-Equity			Shares of	and Option
	Grant	Approval		Incentive Plan Awards(1)			Stock	Awards
Name	Date	Date		Threshold	Target	Maximum	(#)(2)	(3)

S. Douglas Hutcheson
Executive Bonus Plan	3/31/09	3/31/09		$150,599	$557,774	$1,115,548	—	—
2004 Stock Plan	4/14/09	3/31/09	(4)	—	—	—	50,000	$1,648,500
Walter Z. Berger
Executive Bonus Plan	3/31/09	3/31/09		$85,860	$318,000	$636,000	—	—
2004 Stock Plan(5)	—	—		—	—	—	—	—
Albin F. Moschner
Executive Bonus Plan	3/31/09	3/31/09		$91,125	$337,500	$675,000	—	—
2004 Stock Plan	4/14/09	3/31/09	(4)	—	—	—	25,000	$824,250
Glenn T. Umetsu
Executive Bonus Plan	3/31/09	3/31/09		$60,912	$225,600	$451,200	—	—
2004 Stock Plan	4/14/09	3/31/09	(4)	—	—	—	15,000	$494,550
Robert J. Irving, Jr.
Executive Bonus Plan	3/31/09	3/31/09		$40,619	$150,442	$300,885	—	—
2004 Stock Plan	4/14/09	3/31/09	(4)	—	—	—	10,000	$329,700

(1)	Represents estimated potential payouts of non-equity incentive plan awards for 2009 under the Executive Bonus Plan. The material terms of the plan are described in “— Elements of Executive Compensation — Annual Performance Bonus” above. As described further above, no bonuses were paid to our named executive officers under the Executive Bonus Plan in 2009.

(2)	These shares of restricted stock were granted for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient.

(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718, Stock Compensation.

(4)	The grants of restricted stock were approved by the Compensation Committee on March 31, 2009 and were granted on April 14, 2009 pursuant to our equity grant guidelines.

(5)	Mr. Berger, who received initial grants of stock options and restricted stock when he joined us as our executive vice president and CFO in June 2008, did not receive refresher grants in April 2009.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson

Effective as of February 25, 2005, Cricket and Leap entered into an Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson in connection with his appointment as our CEO. The Amended and Restated Executive Employment Agreement amends, restates and supersedes the Executive Employment Agreement dated January 10, 2005, as amended, among Mr. Hutcheson, Cricket and Leap. The Amended and Restated Executive Employment Agreement was amended as of June 17, 2005, February 17, 2006 and

December 31, 2008. As amended, the agreement is referred to in this proxy statement as the Executive Employment Agreement.

Under the Executive Employment Agreement, Mr. Hutcheson is entitled to receive an annual base salary, subject to adjustment pursuant to periodic reviews by our Board, and an opportunity to earn an annual performance bonus. In February 2009, the Board of Directors increased his salary from $650,000 to $750,000. Mr. Hutcheson’s annual target performance bonus is equal to 100% of his base salary, and the amount of any annual performance bonus is determined in accordance with Cricket’s prevailing annual performance bonus practices that are generally used to determine annual performance bonuses for Cricket’s senior executives. In addition, the Executive Employment Agreement specifies that Mr. Hutcheson is entitled to participate in all insurance and benefit plans generally available to Cricket’s executive officers.

Under the terms of the Executive Employment Agreement, if Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket other than for cause or if he resigned with good reason, he would be entitled to receive: (1) any unpaid portion of his salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to two times the sum of his then-current annual base salary plus his target performance bonus; and (3) if he elected to receive continued health coverage under COBRA, the premiums for such coverage paid by Cricket for a period of 24 months (or, if earlier, until he was eligible for comparable coverage with a subsequent employer). Mr. Hutcheson would be required to execute a general release as a condition to his receipt of any of these severance benefits.

The Executive Employment Agreement also provides that if Mr. Hutcheson’s employment were terminated by reason of his discharge other than for cause or his resignation with good reason, in each case within one year of a change in control of Leap, and he was subject to excise tax pursuant to Section 4999 of the Code as a result of any payments to him, then Cricket would pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. This gross-up payment would not exceed $1.0 million and, if Mr. Hutcheson’s employment were terminated by reason of his resignation for good reason, such payment would be conditioned on Mr. Hutcheson’s agreement to provide consulting services to Cricket or Leap for up to three days per month for up to a one-year period for a fee of $1,500 per day.

If Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket for cause or if he resigned without good reason, he would be entitled only to his accrued base salary through the date of termination. If Mr. Hutcheson’s employment were terminated as a result of his death or disability, he would be entitled only to his accrued base salary through the date of death or termination, as applicable, and his pro rata share of his target performance bonus for the year in which his death or termination occurs.

2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan

Under the 2004 Stock Plan, Leap grants executive officers and other selected employees non-qualified stock options at an exercise price equal to the fair market value of Leap common stock (as determined under the 2004 Stock Plan) on the date of grant and restricted stock at a purchase price equal to par value or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. The 2004 Stock Plan was adopted by the Compensation Committee of our Board, acting pursuant to a delegation of authority, following our emergence from bankruptcy, as contemplated by Section 5.07 of our plan of reorganization. The 2004 Stock Plan allows Leap to grant options under the 2004 Stock Plan that constitute “qualified performance-based compensation” exempt from the limits on deductibility under Section 162(m) of the Code and also allows Leap to grant incentive stock options within the meaning of Section 422 of the Code. The 2004 Stock Plan will be in effect until December 2014, unless our Board terminates the 2004 Stock Plan at an earlier date.

As of April 1, 2010, the aggregate number of shares of common stock subject to awards granted or available for grant under the 2004 Stock Plan was 9,300,000. That number may be adjusted for changes in Leap’s capitalization and certain corporate transactions, as described below. To the extent that an award expires, terminates or is cancelled without having been exercised in full, any unexercised shares subject to the award will be available for future grant or sale under the 2004 Stock Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2004 Stock Plan may again be optioned, granted or awarded under the 2004 Stock Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the 2004 Stock Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the 2004 Stock Plan. The maximum number of shares that may be subject to awards granted under the 2004 Stock Plan to any individual in any calendar year may not exceed 1,500,000.

The 2004 Stock Plan is generally administered by the Compensation Committee of our Board of Directors. However, the Board determines the terms and conditions of, and interprets and administers, the 2004 Stock Plan for awards granted to our non-employee directors. As appropriate, administration of the 2004 Stock Plan may be revested in our Board. In addition, for administrative convenience, the Board may determine to grant to one or more members of the Board or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

The 2004 Stock Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock and deferred stock units. As of December 31, 2009, outstanding equity awards are held by approximately 300 of our approximately 4,200 employees and our seven non-employee directors.

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the 2004 Stock Plan), the Board or Compensation Committee will make appropriate adjustments to awards under the 2004 Stock Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. We will give award holders 20 days’ prior written notice of certain changes in control or other corporate transactions or events (or such lesser notice as is determined appropriate or administratively practicable under the circumstances) and of any actions the Board or Compensation Committee intends to take with respect to outstanding awards in connection with such change in control, transaction or event. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events (and such exercise may be conditioned on the closing of such transactions or events).

2009 Employment Inducement Equity Incentive Plan

In February 2009, we adopted the 2009 Inducement Plan. The 2009 Inducement Plan was adopted without stockholder approval as permitted under the rules and regulations of the NASDAQ Stock Market. The 2009 Inducement Plan currently authorizes the issuance of up to 400,000 shares of common stock and provides for awards consisting of stock options, restricted stock and deferred stock units, or any combination thereof. As of April 1, 2010, stock options and restricted stock awards for an aggregate of 278,125 shares were outstanding under the 2009 Inducement Plan, and 121,875 shares (plus any shares that might in the future be returned to the 2009 Inducement Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants.

Awards under the 2009 Inducement Plan may only be made to our new employees or new employees of one of our subsidiaries (or following a bona fide period of non-employment) in connection with that employee’s commencement of employment with us or one of our subsidiaries if such grant is an inducement material to that employee’s entering into employment with us or one of our subsidiaries.

The 2009 Inducement Plan is administered by the Compensation Committee of Leap’s Board. The change-in-control provisions applicable under the 2009 Inducement Plan are generally consistent with the change-in-control provisions applicable to the 2004 Stock Plan described above. However, under the 2009 Inducement Plan, in the event of a change in control or certain other corporate transactions or events, for reasons of administrative convenience, we, in our sole discretion, may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction. The 2009 Inducement Plan will be in effect until February 2019, unless Leap’s Board terminates the 2009 Inducement Plan at an earlier date. Leap’s Board may terminate the 2009 Inducement Plan at any time with respect to any shares not then subject to an award under the 2009 Inducement Plan.

The Leap Wireless International, Inc. Executive Incentive Bonus Plan

The Executive Bonus Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board to establish periodic bonus programs based on specified performance objectives. The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. Leap may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.

The Executive Bonus Plan is administered by the Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. In March 2007, the Board established the Plan Committee, consisting of Dr. Rachesky and Mr. Targoff, to conduct the general administration of the Executive Bonus Plan. The Executive Bonus Plan was approved by Leap’s stockholders in May 2007 at the 2007 annual meeting of stockholders.

Under the Executive Bonus Plan, an eligible participant will be eligible to receive awards based upon Leap’s performance against the targeted performance objectives established by the Plan Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award to be determined by the Plan Committee, which bonus amount may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period. Participation in the Executive Bonus Plan is limited to those senior vice presidents or more senior officers of Leap or any subsidiary who are selected by the Plan Committee to receive a bonus award under the Executive Bonus Plan.

For each performance period with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Plan Committee to receive a bonus award, the Plan Committee establishes in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the business criteria set forth in the plan, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group. The performance objectives (including any adjustments) must be established in writing by the Plan Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. Performance periods under the Executive Bonus Plan will be specified by the Plan Committee and may be a fiscal year of Leap or one or more fiscal quarters during a fiscal year.

The Plan Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Plan Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period.

The maximum aggregate amount of all bonus awards granted to any eligible participant under the Executive Bonus Plan for any fiscal year is $1,500,000. The Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to those persons who are eligible for bonus awards under the Executive Bonus Plan and does not limit the Compensation Committee from making additional discretionary incentive awards. The Plan Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the Executive Bonus Plan.

If an eligible participant’s employment with Leap or a subsidiary is terminated, including by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Plan Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.

The Plan Committee or the Board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) of the Code or other requirements.

Employee Stock Purchase Plan

In September 2005, Leap commenced an Employee Stock Purchase Plan, or the ESP Plan, which allows eligible employees to purchase shares of Leap common stock during a specified offering period. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan. The aggregate number of shares that may be sold pursuant to options granted under the ESP Plan is subject to adjustment for changes in Leap’s capitalization and certain corporate transactions. The ESP Plan is a compensatory plan under FASB ASC Topic 718, Stock Compensation and is administered by the Compensation Committee of the Board. The ESP Plan will be in effect until May 25, 2015, unless the Board terminates the ESP Plan at an earlier date.

Our employees and the employees of our designated subsidiary corporations that customarily work more than 20 hours per week and more than five months per calendar year are eligible to participate in the ESP Plan as of the first day of the first offering period after they become eligible to participate in the ESP Plan. However, no employee is eligible to participate in the ESP Plan if, immediately after becoming eligible to participate, such employee would own or be treated as owning stock (including stock such employee may purchase under options granted under the ESP Plan) representing 5% or more of the total combined voting power or value of all classes of Leap’s stock or the stock of any of its subsidiary corporations.

Under the ESP Plan, shares of Leap common stock are offered during six-month offering periods commencing on each January 1st and July 1st. On the first day of an offering period, an eligible employee is granted a nontransferable option to purchase shares of Leap common stock on the last day of the offering period.

An eligible employee can participate in the ESP Plan through payroll deductions. An employee may elect payroll deductions in any whole percentage (up to 15%) of base compensation, and may decrease or suspend his or her payroll deductions during the offering period. The employee’s cumulative payroll deductions (without interest) can be used to purchase shares of Leap common stock on the last day of the offering period, unless the employee elects to withdraw his or her payroll deductions prior to the end of the period. An employee’s cumulative payroll deductions for an offering period may not exceed $5,000.

The per share purchase price of shares of Leap common stock purchased on the last day of an offering period is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. An employee may purchase no more than 250 shares of Leap common stock during any offering period. Also, an employee may not purchase shares of Leap common stock during a calendar year with a total fair market value of more than $25,000.

In the event of certain changes in Leap’s capitalization or certain corporate transactions involving Leap, the Compensation Committee will make appropriate adjustments to the number of shares that may be sold pursuant to options granted under the ESP Plan and options outstanding under the ESP Plan. The Compensation Committee is authorized to provide for the termination, cash-out, assumption, substitution or accelerated exercise of such options.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2009.

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares or Units		of Shares or
	Underlying			Option	Option	of Stock That		Units of Stock
	Unexercised Options (#)			Exercise	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable		Price	Date	Vested (#)		Not Vested(1)

S. Douglas Hutcheson	68,085	—		$26.55	01/05/2015	12,500	(2)	$219,375
	75,901	—		$26.35	02/24/2015	50,000	(3)	$877,500
	87,000	29,000	(2)	$60.62	12/20/2016	50,000	(3)	$877,500
	25,000	75,000	(3)	$51.50	03/25/2018	—		—
Walter Z. Berger	12,500	87,500	(4)	$50.13	06/23/2018	45,000	(4)	$789,750
Albin F. Moschner	120,160	—		$26.55	01/31/2015	11,000	(5)	$193,050
	13,240	26,760	(5)	$34.37	10/26/2015	6,000	(2)	$105,300
	22,500	7,500	(2)	$60.62	12/20/2016	30,000	(3)	$526,500
	4,500	13,500	(3)	$51.51	02/29/2018	20,000	(3)	$351,000
	6,250	18,750	(3)	$45.69	08/06/2018	25,000	(3)	$438,750
Glenn T. Umetsu	22,500	7,500	(2)	$60.62	12/20/2016	6,000	(2)	$105,300
	4,500	13,500	(3)	$45.69	08/06/2018	20,000	(6)	$351,000
	—	—		—	—	15,000	(3)	$263,250
Robert J. Irving, Jr.	23,404	—		$26.55	01/05/2015	2,500	(2)	$43,875
	8,250	2,750	(2)	$60.62	12/20/2016	15,000	(3)	$263,250
	2,250	6,750	(3)	$51.51	02/29/2018	13,000	(3)	$228,150
	—	—		—	—	10,000	(3)	$175,500

(1)	Computed by multiplying the closing market price of Leap common stock ($17.55) on December 31, 2009 by the number of shares subject to such stock award.

(2)	Represents our 2006 form of stock option or restricted stock award for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. Each restricted stock award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(3)	Represents our new standard form of stock option or restricted stock award for new hires and for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. For the restricted stock award, one-fourth of the award vests on the second anniversary of the date of grant, one-fourth of the award vests on the third anniversary of the date of grant and one-half of the award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(4)	50,000 of the stock options granted vest in four equal annual installments on each of the first four anniversaries of the date of grant, and the remaining 50,000 options vest in two equal annual installments, with one-half of the options vesting on the third anniversary of the date of grant and one-half of the options vesting on the fourth anniversary of the date of grant. With respect to the restricted stock award, 25,000 of the shares vest over a four-year period, with one-fourth of the award vesting on the second anniversary of the date of grant, one-fourth on the third anniversary of the date of grant and one-half on the fourth anniversary of the date of grant. For the remaining 20,000 shares subject to the restricted stock award, one-half of the shares vest on the third anniversary of the date of grant and one-half vest on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of Mr. Berger’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(5)	Represents our standard form of stock option or restricted stock award for new equity grants to new hires between October 2005 and April 2008. The award vests on the fifth anniversary of the date of grant, subject to performance-based accelerated vesting. Such performance-based accelerated vesting is described in “— Elements of Executive Compensation — Long-Term Incentive Compensation” above. The award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

(6)	One third of the restricted stock award vests on the first anniversary of the date of grant and two-thirds vest on the second anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance, Retention and Change-in-Control Arrangements — Change-in-Control Vesting of Stock Options and Restricted Stock” below.

2009 Stock Vested

The following table provides information on awards of restricted stock held by our named executive officers that vested during the fiscal year ended December 31, 2009. Our named executive officers did not exercise any options to purchase shares of our common stock during the fiscal year ended December 31, 2009.

Stock Awards
Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting(1)

S. Douglas Hutcheson	—	—
Walter Z. Berger	—	—
Albin F. Moschner	2,070	$51,501
Glenn T. Umetsu	10,000	$271,099
Robert J. Irving, Jr.	—	—

(1)	The value realized upon vesting of a restricted stock award is calculated based on the number of shares vesting multiplied by the difference between the fair market value per share of our common stock on the vesting date less the purchase price per share.

Severance, Retention and Change-in-Control Arrangements

We have entered into arrangements with our executives whereby they may receive certain additional benefits in the event that their employment with us were to terminate or in connection with the occurrence of a change in control.

Under our severance arrangements, as described further below, we have agreed to provide our executives with certain benefits in the event that their employment were involuntarily or constructively terminated. These severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that it is important that we provide reasonable severance benefits to our executive officers because it may be difficult for them to find comparable employment within a short period of time following certain qualifying terminations.

We have also entered into arrangements with our executives, as described further below, whereby they may receive certain benefits in connection with the occurrence of a change in control. Under the retention arrangements we have entered into, our executives may receive cash awards in the event that a change in control of our company were to occur on or before March 2012. In addition, all or portions of the stock option and restricted stock awards held by our executives may vest on an accelerated basis in connection with the occurrence of a change in control. We provide these change-in-control arrangements as a means of reinforcing and encouraging the continued attention and dedication of senior management during periods of uncertainty or speculation. We also believe that these benefits help encourage senior management to pursue potential change-in-control transactions that may be in the best interests of Leap’s stockholders.

We extend these severance, continuity and change-in-control benefits to senior management because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These arrangements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by us. These arrangements form an integral part of the total compensation that we provide to these individuals and are considered by the Compensation Committee when determining executive officer compensation. The decision to offer these benefits, however, did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Severance Arrangements

The terms of our severance arrangement with our CEO, S. Douglas Hutcheson, are set forth in his employment agreement and described above in “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson.”

With respect to our other members of senior management, Cricket and Leap entered into Amended and Restated Severance Benefits Agreements with our executive vice presidents and senior vice presidents in February 2008, including with Messrs. Moschner, Umetsu and Irving. The Amended and Restated Severance Agreements amend, restate and supersede the Severance Benefits Agreements entered into beginning in 2005 with each such officer. These amended and restated agreements are referred to in this proxy statement as the “Severance Agreements.” Cricket and Leap also entered into a Severance Agreement with Mr. Berger when he joined us in June 2008.

The term of the Severance Agreement automatically extends for a one-year period each December 31, unless notice of termination is provided to the executive no later than January 1st of the preceding year. Under the agreements, in the event that the executive were to be terminated other than for cause or if he or she were to resign with good reason, he or she would be entitled to receive severance benefits consisting of the following: (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to his or her then current annual base salary and target bonus, multiplied by 1.5 for executive vice presidents and senior vice presidents who are executive officers; and (3) the cost of continuation health coverage (COBRA) for a period of 18 months for executive vice presidents and senior vice presidents who are executive officers (or, if shorter, until the time when the respective officer is eligible for comparable coverage with a subsequent employer). In consideration for these benefits, the officers would provide a general release to Leap and its operating subsidiary, Cricket, prior to receiving severance benefits, and would agree not to solicit any of our employees and would maintain the confidentiality of our information for three years following their respective termination dates.

For purposes of the Severance Agreements, “cause” is generally defined to include: (i) the officer’s willful neglect of or willful failure substantially to perform his or her duties with Cricket (or its parent or subsidiaries), after written notice and the officer’s failure to cure; (ii) the officer’s willful neglect of or willful failure substantially to perform the lawful and reasonable directions of the board of directors of Cricket (or of any parent or subsidiary of Cricket which employs the officer or for which the officer serves as an officer) or of the individual to whom the officer reports, after written notice and the officer’s failure to cure; (iii) the officer’s commission of an act of fraud, embezzlement or dishonesty upon Cricket (or its parent or subsidiaries); (iv) the officer’s material breach of his or her confidentiality and inventions assignment agreement or any other agreement between the officer and Cricket (or its parent or subsidiaries), after written notice and the executive’s failure to cure; (v) the officer’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or other illegal conduct that is likely to inflict or has inflicted material injury on the business of Cricket (or its parent or subsidiaries); or (vi) the officer’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or its parent or subsidiaries). For purposes of the Severance Agreements, “good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured within thirty days after Cricket’s receipt of written notice of such circumstance from the officer: (i) a material diminution in the officer’s authority, duties or responsibilities with Cricket (or its parent or subsidiaries), including the continuous assignment to the officer of any duties materially inconsistent with his or her position, a material negative change in the nature or status of his or her responsibilities or the conditions of his or her employment with Cricket (or its parent or subsidiaries); (ii) a material diminution in the officer’s annualized cash and benefits compensation opportunity, including base compensation, annual target bonus opportunity and aggregate employee benefits; (iii) a material change in the geographic location at which the officer must perform his or her duties, including any involuntary relocation of Cricket’s offices (or its parent’s or subsidiaries’ offices) at which the officer is principally employed to a location that is more than 60 miles from such location; or (iv) any other action or inaction that constitutes a material breach by Cricket (or its parent or subsidiaries) of its obligations to the officer under his or her Severance Agreement.

Cash Retention Arrangements

In March 2010, we entered into retention arrangements with members of senior management, including our named executive officers. Under the terms of the agreements, if a change in control were to occur on or before March 2012, our named executive officers would be entitled to receive the following cash amounts: S. Douglas Hutcheson, $1,125,000; Walter Z. Berger, $750,000; Albin F. Moschner, $750,000; and Robert J. Irving, Jr., $450,000. Payment of the amounts would require the approval of our Board, with one-third of the retention cash award payable upon the consummation of the change in control and the remaining two-thirds payable upon the six month anniversary of the consummation of any change in control.

In order to be eligible to receive a retention cash award, an executive must continue to be employed by us on the date of each such payment (subject to the accelerated payment provisions described below). If an executive’s employment were terminated by us other than for cause or by the executive for good reason within 90 days prior to or six months following a change in control, then any unpaid portion of the retention cash award would be paid to the executive upon the executive’s termination of employment. The terms “cause” and “good reason” are defined in the retention agreements and are substantially similar to the definitions of such terms found in the Severance Agreements, as described above. The term “change in control” generally has the meaning given to such term under the 2004 Stock Plan.

Change-in-Control Vesting of Stock Options and Restricted Stock

The stock option and restricted stock awards granted to our named executive officers will become exercisable and/or vested on an accelerated basis in connection with certain changes in control. The period over which the award vests or becomes exercisable after a change in control varies depending upon the date that the award was granted and the date of the change in control.

For example, under the forms of stock option and restricted stock award agreements for new equity grants to new hires that we used between October 26, 2005 and May 2008, which generally provide for five-year cliff vesting with possible accelerated vesting based on achievement of adjusted EBITDA and net customer additions performance objectives, in the event of a change in control, one-third of the unvested portion of such award would vest and/or become exercisable on the date of the change in control. In the event the named executive officer were providing services to us as an employee, director or consultant on the first anniversary of the change in control, an additional one-third of the unvested portion of such award (measured as of immediately prior to the change in control) would vest and/or become exercisable on such date. In the event that a named executive officer were providing services to us as an employee, director or consultant on the second anniversary of the change in control, the entire remaining unvested portion of such award would vest and/or become exercisable on such date.

Under the form of stock option and restricted stock award agreements for refresher grants that we used in December 2006, which provided for four-year time based vesting, in the event of a change in control, if the individual were an employee, director or consultant 90 days after the change in control, 50% of the total number of shares subject to the award would become exercisable and/or vested.

In the case of all of our outstanding stock option and restricted stock award agreements, in the event a named executive officer’s employment were terminated by us other than for cause, or if the named executive officer resigned with good reason, during the period commencing 90 days prior to a change in control and ending 12 months after such change in control, each stock option and restricted stock award would automatically accelerate and become exercisable and/or vested as to any remaining unvested shares subject to such stock option or restricted stock award on the later of (i) the date of termination of employment or (ii) the date of the change in control. Under the forms of stock option and restricted stock award agreements that we have generally used for refresher grants since December 2007, this is the only means by which the underlying awards would vest or become exercisable in connection with a change in control.

The terms “cause” and “good reason” are defined in the applicable award agreements and are substantially similar to the definitions of such terms found in the Severance Agreements, as described above. The term “change in control” is defined in the 2004 Stock Plan.

Except as otherwise described above, a named executive officer would be entitled to accelerated vesting and/or exercisability in the event of a change in control only if he or she were an employee, director or consultant on the effective date of such accelerated vesting and/or exercisability. Under our grants with performance-based acceleration of vesting, following the date of a change in control, there would be no further additional performance-based exercisability and/or vesting applicable to stock options and restricted stock awards based on our adjusted EBITDA and net customer additions performance.

Potential Change-in-Control and Severance Payments

The following table summarizes potential change-in-control and severance payments that could be made to our named executive officers. The four right-hand columns describe the payments that would apply in four different potential scenarios: (1) a termination of employment as a result of the named executive officer’s voluntary resignation without good reason or his termination by us for cause; (2) a change in control without a termination of employment; (3) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 90 days before or within a year after a change in control; and (4) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 90 days before and not within 12 months after a change in control. The table assumes that the termination or change in control occurred on December 31, 2009 and reflects benefits that were payable under Mr. Hutcheson’s employment agreement and our named executive officers’ Severance Agreements as in effect on such date. The table does not include any payments that might be paid to the named executive officers pursuant to the cash retention arrangements approved by the Compensation Committee in March 2010.

					Payment in the
				Payment in the	Case of a
				Case of a	Termination
				Termination	Other than
				Other than	for Cause or
		Payment in the		for Cause or	with Good
		Case of a		with Good	Reason,
		Voluntary		Reason, if	Not Within 90 Days
		Termination	Payment in the	Within 90 Days	Prior to and
		without Good	Case of a Change	Prior to or	Not Within 12
		Reason or	in Control	Within 12 Months	Months
		Termination for	Without	Following a	Following a
Name	Benefit Type	Cause	Termination	Change in Control	Change in Control

S. Douglas Hutcheson	Accrued Salary(1)	$10,000	—	$10,000	$10,000
	Accrued PTO(2)	$221,221	—	$221,221	$221,221
	Cash Severance(3)	—	—	$3,000,000	$3,000,000
	COBRA Payments(4)	—	—	$49,904	$49,904
	Value of Equity Award Acceleration	—	$109,687 (5)	$1,974,375 (6)	—
	Excise Tax Gross-Up Payment	—	—	$1,000,000 (7)	—
	Total Value:	$231,221	$109,687	$6,255,500	$3,281,125

Walter Z. Berger	Accrued Salary(1)	$8,154	—	$8,154	$8,154
	Accrued PTO(2)	$73,346	—	$73,346	$73,346
	Cash Severance(8)	—	—	$1,431,000	$1,431,000
	COBRA Payments(4)	—	—	$37,428	$37,428
	Value of Equity Award Acceleration	—	—	$789,750 (6)	—
	Total Value:	$81,500	—	$2,339,678	$1,549,928

Albin F. Moschner	Accrued Salary(1)	$7,692	—	$7,692	$7,692
	Accrued PTO(2)	$45,538	—	$45,538	$45,538
	Cash Severance(8)	—	—	$1,425,000	$1,425,000
	COBRA Payments(4)	—	—	$37,428	$37,428
	Value of Equity Award Acceleration	—	$116,993 (5)	$1,614,600 (6)	—
	Total Value:	$53,230	$116,993	$3,130,258	$1,515,658

Glenn T. Umetsu	Accrued Salary(1)	$5,785	—	$5,785	$5,785
	Accrued PTO(2)	$33,433	—	$33,433	$33,433
	Cash Severance(8)	—	—	$1,015,200	$1,015,200
	COBRA Payments(4)	—	—	$37,428	$37,428
	Value of Equity Award Acceleration	—	$52,650 (5)	$719,550 (6)	—
	Total Value:	$39,218	$52,650	$1,811,396	$1,091,846

Robert J. Irving, Jr	Accrued Salary(1)	$4,748	—	$4,748	$4,748
	Accrued PTO(2)	$42,069	—	$42,069	$42,069
	Cash Severance(8)	—	—	$763,785	$763,785
	COBRA Payments(4)	—	—	$37,428	$37,428
	Value of Equity Award Acceleration	—	$21,937 (5)	$710,775 (6)	—
	Total Value:	$46,817	$21,937	$1,558,805	$848,030

(1)	Represents earned but unpaid salary as of December 31, 2009 and does not include any bonus amounts payable to our executive officers based upon corporate or individual performance.

(2)	Represents accrual for paid time off and sick leave that had not been taken as of December 31, 2009.

(3)	Represents two times the sum of (a) Mr. Hutcheson’s annual base salary as of December 31, 2009 plus (b) the target amount of his annual bonus for 2009. This amount excludes potential payments of $1,500 per day that Mr. Hutcheson could receive for providing consulting services at Leap’s request after a resignation for good reason.

(4)	Amounts shown equal an aggregate of 24 months of COBRA payments for Mr. Hutcheson and 18 months of COBRA payments for the other named executive officers.

(5)	Represents the value of those awards that would vest as a result of a change in control occurring on December 31, 2009, without any termination of employment. The value of such awards was calculated assuming a price per share of our common stock of $17.55, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2009.

(6)	Represents the value of those awards that would vest as a result of the executive’s termination of employment by us other than for cause or by the named executive officer for good reason within 90 days prior to or within 12 months following a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2009, and, therefore, that the vesting of such award was not previously accelerated as a result of a change in control. The value of such awards was calculated assuming a price per share of our common stock of $17.55, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2009.

(7)	Represents the maximum excise tax gross-up payment to which Mr. Hutcheson may be entitled pursuant to his Executive Employment Agreement. The actual amount of any such excise tax gross-up payment may be less than the estimated amount. The excise tax gross-up payment takes into account the severance payments and benefits that would be payable to Mr. Hutcheson upon his termination of employment by Cricket without cause or his resignation with good reason and assumes that such payments would constitute excess parachute payments under Section 280G of the Code, resulting in excise tax liability. See “Severance, Retention and Change-in-Control Arrangements” above. It also assumes that Mr. Hutcheson would continue to provide consulting services to the Company for three days per month for a one-year period after his resignation with good reason, for a fee of $1,500 per day. Such potential consulting fees are not reflected in the amounts shown in the table above.

(8)	Represents one-and-one-half times the sum of (a) the executive’s annual base salary as of December 31, 2009 plus (b) the target amount of his annual bonus for 2009.

Director Compensation

Compensation Arrangements

In February 2006, our Board approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component is paid, and the equity component is awarded, each year following Leap’s annual meeting of stockholders.

•	For the cash component, each of our non-employee directors receives annual cash compensation of $40,000. The Chairman of the Board receives additional cash compensation of $20,000; the Chairman of the Audit Committee receives additional cash compensation of $15,000; and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional cash compensation of $5,000.

•	For the equity component, each of our non-employee directors receives an annual award of $100,000 of Leap restricted common stock pursuant to the 2004 Stock Plan. The purchase price for each share of Leap restricted common stock is equal to par value or such share is issued for no purchase price in exchange for services previously rendered to Leap. Each such share is valued at fair market value (as defined in the 2004 Stock Plan) on the date of grant. Each award of restricted common stock vests in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted common stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

From time to time, the Board also pays additional compensation to directors for service on special committees of the Board. We also reimburse directors for reasonable and necessary expenses, including their travel expenses incurred in connection with attendance at Board and committee meetings.

In November 2009, we added three new directors to the Board: John H. Chapple, Ronald J. Kramer and William A. Roper, Jr. In connection with their appointment to the Board, the new directors received the standard annual cash retainer fee (pro-rated for their initial partial year of service). In addition, the new directors received initial grants of $200,000 of restricted shares of our common stock under our 2004 Stock Plan and will thereafter be entitled to receive the standard annual award of $100,000 of restricted shares of our common stock beginning at our 2011 annual meeting of stockholders. The shares underlying the initial grant vest, and any subsequent additional grants will vest, in equal installments on each of the first, second and third anniversaries of the date of grant and all unvested shares will vest upon a change in control (as defined in the 2004 Stock Plan).

In April 2010, the Board approved additional compensation for our directors in the form of per-meeting fees. Beginning in 2010, directors will receive a fee of $1,000 to $2,000 (depending on the length of the meeting) for each Board meeting they attend in excess of the first four meetings of the year and for each meeting of any standing committee of the Board they attend in excess of the first four meetings of the year. The per-meeting fees will be paid in arrears on a quarterly basis in restricted shares of our common stock pursuant to the 2004 Stock Plan. The shares underlying the grants will vest on the first anniversary of the date of grant and all unvested shares will vest upon a change in control (as defined in the 2004 Stock Plan). The shares underlying the grants will also vest if the director is not nominated for reelection at the annual meeting of stockholders following the grant date.

2009 Director Compensation

The following table sets forth certain compensation information with respect to each of the members of our Board for the fiscal year ended December 31, 2009, other than Mr. Hutcheson whose compensation relates to his service as president and CEO and who does not receive additional compensation in his capacity as a director.

	Fees Earned or Paid
Name	in Cash	Stock Awards(1)	Total

John H. Chapple	$43,333	$199,999	$243,332
John D. Harkey, Jr.	$40,000	$99,983	$139,983
Ronald J. Kramer	$43,333	$199,999	$243,332
Robert V. LaPenta	$40,000	$99,983	$139,983
Mark H. Rachesky, M.D.	$65,000	$99,983	$164,983
Michael B. Targoff	$55,000	$99,983	$154,983
William A. Roper, Jr.	$43,333	$199,999	$243,332

(1)	Represents the full grant date fair value of restricted stock awards granted to our non-employee directors in 2009, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

On May 22, 2009, we granted 2,563 shares of restricted stock to each of our non-employee directors elected at our 2009 annual meeting of stockholders. On November 2, 2009, we granted to each of Messrs. Chapple, Kramer and Roper 14,970 shares of restricted stock. Each award of restricted stock will vest in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

The aggregate number of stock awards outstanding at the end of 2009 for each non-employee director were as follows: John H. Chapple, 14,970; John D. Harkey, Jr., 4,126; Ronald J. Kramer, 14,970; Robert V. LaPenta, 4,126; Mark H. Rachesky, M.D., 4,126; William A. Roper, Jr., 14,970; and Michael B. Targoff, 4,126.

No options to purchase shares of our common stock were granted to our directors during the fiscal year ended December 31, 2009. The aggregate number of stock option awards that were outstanding at the end of 2009 for each non-employee director were as follows: John D. Harkey, Jr., 2,500; Robert V. LaPenta, 12,500; Mark H. Rachesky, M.D., 40,200; and Michael B. Targoff, 4,500. These option grants were made to our non-employee directors in March 2005, and there have been no option grants to our non-employee directors since that time.

Indemnification of Directors and Executive Officers and Limitation on Liability

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Leap’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Certain of our current and former officers and directors have been named as defendants in multiple lawsuits, and several of these defendants have indemnification agreements with us. We are also a defendant in some of these lawsuits. See “Business — Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for a description of these matters.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for our 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Mark H. Rachesky, M.D.
Michael B. Targoff

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of Leap’s Compensation Committee are Dr. Rachesky and Mr. Targoff. Neither of these directors has at any time been an officer or employee of Leap or any of its subsidiaries.

In August 2004, we entered into a registration rights agreement with certain holders of Leap’s common stock, including MHR Institutional Partners II LP and MHR Institutional Partners IIA LP (which entities are affiliated with Dr. Rachesky, Leap’s Chairman of the Board), whereby we granted them registration rights with respect to the shares of common stock issued to them on the effective date of Leap’s plan of reorganization.

In May 2009, in connection with Leap’s proposed public offering of common stock, Leap, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP entered into a waiver agreement pursuant to which MHR Institutional Partners II LP and MHR Institutional Partners IIA LP agreed to waive certain of their rights under the registration rights agreement. In consideration for the waiver of such rights, we agreed to amend the registration rights agreement to, among other things, include all shares of common stock held by the MHR entities or their affiliates from time to time and to prepare and file a resale shelf registration statement to register for resale additional shares of Leap common stock that may be held by the MHR entities or their affiliates from time to time. Also in connection with the proposed offering, the MHR entities and Dr. Rachesky entered into 90-day lock-up agreements with Leap’s underwriters. Under the waiver agreement, we agreed to pay for the legal fees and expenses of the MHR entities and Dr. Rachesky incurred in connection with the preparation, negotiation, execution and disclosure of the waiver agreement, the lock-up agreements, and the amendment and restatement of the registration rights agreement and the consummation of the transactions thereunder.

In September 2009, we entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP (collectively, the “MHR Entities”), pursuant to which the parties amended and restated the original registration rights agreement. Each of the MHR Entities is a shareholder of Leap and an affiliate of Dr. Rachesky, Leap’s Chairman of the Board. Under the Amended and Restated Registration Rights Agreement, we are required to maintain a resale shelf registration statement, pursuant to which these holders may sell their shares of common stock on a delayed or continuous basis. In addition, the MHR Entities have certain demand registration rights and the right in certain circumstances to include their Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) in registration statements that we file for public offerings of our common stock. The Amended and Restated Registration Rights Agreement also revised the definition of “Additional Holder” under the agreement to include affiliates of any “Holder” under the agreement, amended the definition of “Registrable Securities” to include shares of our common stock held by any Holder now or from time to time in the future, and required us no later than December 2, 2009 and thereafter upon request, to register the resale on a delayed or continuous basis of Registrable Securities held or acquired by the Holders that are not the subject of an existing resale shelf registration statement. We filed a registration statement on Form S-3 on November 25, 2009 to register the resale of the shares of common stock held by the MHR Entities that were not the subject of an existing resale shelf registration statement.

Under the Amended and Restated Registration Rights Agreement, we are obligated to pay all the expenses of registration, other than underwriting fees, discounts and commissions. The Amended and Restated Registration Rights Agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in a registration statement that are attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

In 2009, we expended approximately $185,000 in the aggregate on the waiver agreement, the amendment and restatement of the registration rights agreement and the consummation of the transactions thereunder, including the preparation and filing of the resale registration statement and the payment of our costs, fees and expenses and the legal fees and expenses of the MHR Entities and Dr. Rachesky incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 1, 2010 for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 78,225,261 shares of common stock outstanding on April 1, 2010.

Information with respect to beneficial ownership has been furnished by each director and officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G, filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2010 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Number of	Percent of
5% Stockholders, Directors and Officers(1)	Shares	Total

Entities affiliated with MHR Fund Management LLC(2)	15,537,869	19.9
T. Rowe Price Associates, Inc.(3)	8,173,687	10.4
Thornburg Investment Management Inc.(4)	7,804,342	10.0
The Bank of New York Mellon Corporation(5)	5,001,416	6.4
Entities affiliated with Citadel Investment Group, L.L.C.(6)	4,246,177	5.4
Wellington Management Company, LLP(7)	4,242,590	5.4
Iridian Asset Management LLC(8)	3,896,869	5.0
Mark H. Rachesky, M.D.(9)(10)	15,585,846	19.9
John H. Chapple(10)	14,970	*
John D. Harkey, Jr.(10)	20,277	*
Ronald J. Kramer(10)	14,970	*
Robert V. LaPenta(10)(11)	35,277	*
William A. Roper, Jr.(10)	14,970	*
Michael B. Targoff(10)	12,277	*
S. Douglas Hutcheson(12)	607,808	*
Walter Z. Berger(13)	117,500	*
Albin F. Moschner(14)	339,864	*
Glenn T. Umetsu(15)	67,300	*
Robert J. Irving, Jr.(16)	125,971	*
All directors and executive officers as a group (15 persons)	17,215,114	22.0

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Leap Wireless International, Inc., 5887 Copley Drive, San Diego, California 92111.

(2)	Consists of (a) 353,420 shares of common stock held for the account of MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), (b) 42,514 shares of common stock held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), (c) 3,340,378 shares of common stock held for the account of MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”), (d) 8,415,428 shares of common stock held for the account of MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”) and (e) 3,386,129 shares of common stock held for the account of MHR Institutional Partners III LP, a Delaware limited partnership (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of Institutional Partners II and Institutional Partners IIA, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners III. MHR Fund Management LLC (“Fund Management”) has entered into an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III and thus may be deemed to be the beneficial owner of all of the shares of common stock held by all of these entities. The address for each of these entities is 40 West 57th Street, 24th Floor, New York, New York 10019.

(3)	These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	These securities are owned by Thornburg Investment Management Inc., an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E). The address for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

(5)	These securities are owned by The Bank of New York Mellon Corporation, a parent holding company in accordance with Section 240.13-d(1)(b)(1)(ii)(G). The Bank of New York Mellon Corporation has sole voting power with respect to 4,441,142 shares, has shared voting power with respect to 8,630 shares, has sole dispositive power with respect to 4,975,486 shares, and has shared dispositive power with respect to 13,630 shares. The address for The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(6)	These securities are owned by Citadel Derivatives Trading Ltd. (“CDT”), Citadel Equity Fund Ltd. (“CEF”), Citadel Global Equities Master Fund Ltd. (“CG”), Citadel Securities LLC (“Citadel Securities”), and certain segregated accounts. Citadel Advisors (“Citadel Advisors”) is the portfolio manager for CDT, CEF and CG and the investment manager for certain segregated accounts. Citadel Holdings II LP (“CH-II”) is the managing member of Citadel Advisors. Citadel Holdings I LP (“CH-I”) is the non-member manager of Citadel Securities. Citadel Investment Group, L.L.C. (“CIG-II”) is the general partner of CH-I and CH-II. Mr. Griffin is the president and chief executive officer of, and owns a controlling interest in, CIG-II. The address for each of these entities is c/o Citadel Investment Group, L.L.C., 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(7)	Wellington Management Company, LLP, in its capacity as an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E), may be deemed to beneficially own 4,242,590 shares which are held of record by clients of Wellington Management Company. Wellington Management Company has shared voting power with respect to 3,255,725 shares and has shared dispositive power with respect to 4,242,590 shares. The address for Wellington Management Company is 75 State Street, Boston, MA 02109.

(8)	These securities are owned by Iridian Asset Management LLC (“Iridian”), David L. Cohen and Harold J. Levy. Iridian has direct beneficial ownership of the shares in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of the shares as joint chief investment officers of Iridian. Messrs. Cohen and Levy expressly disclaim ownership of such shares. The address for Iridian and Messrs. Cohen and Levy is 276 Post Road West, Westport, CT 06880-4704.

(9)	Consists of (a) all of the shares of common stock otherwise described in footnote 2 by virtue of Dr. Rachesky’s position as the managing member of each of Fund Management, Advisors, Institutional Advisors II and Institutional Advisors III, (b) 40,200 shares of common stock issuable upon exercise of options and 4,126 shares of restricted stock, as further described in footnote 10 and (c) 3,651 shares of common stock which were previously granted as shares of restricted stock and which have vested. The address for Dr. Rachesky is 40 West 57th Street, 24th Floor, New York, New York 10019.

(10)	Includes vested shares issuable upon exercise of options, as follows: Dr. Rachesky, 40,200 shares; Mr. Harkey, 2,500 shares; Mr. Targoff, 4,500 shares; and Mr. LaPenta, 12,500 shares; restricted stock awards which vest in three equal installments on May 29, 2008, 2009 and 2010, as follows: Dr. Rachesky, 1,210 shares; Mr. Harkey, 1,210 shares; Mr. Targoff, 1,210 shares; and Mr. LaPenta, 1,210 shares; restricted stock awards which vest in three equal installments on May 30, 2009, 2010 and 2011, as follows: Dr. Rachesky, 1,740 shares; Mr. Harkey, 1,740 shares; Mr. Targoff, 1,740 shares; and Mr. LaPenta, 1,740 shares; restricted stock awards which vest in three equal installments on May 22, 2010, 2011 and 2012, as follows: Dr. Rachesky, 2,563 shares; Mr. Harkey, 2,563 shares; Mr. Targoff, 2,563 shares; and Mr. LaPenta, 2,563 shares; and restricted stock awards which vest in three equal installments on November 2, 2010, 2011 and 2012, as follows: Mr. Chapple, 14,970 shares; Mr. Kramer, 14,970 shares; and Mr. Roper, 14,970 shares.

(11)	Includes 5,000 shares held by a corporation which is wholly owned by Mr. LaPenta. Mr. LaPenta has the power to vote and dispose of such shares by virtue of his serving as an officer and director thereof.

(12)	Includes (a) restricted stock awards for 37,500 shares, of which 12,500 shares will vest on March 25, 2011, and 25,000 shares will vest on March 25, 2012, (b) restricted stock awards for 12,500 shares which will vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance, Retention and Change-in-Control Arrangements”, (c) restricted stock awards for 50,000 shares, of which 12,500 shares will vest on April 14, 2011, 12,500 shares will vest on April 14, 2012 and 25,000 shares will vest on April 14, 2013, (d) restricted stock awards for 40,000 shares of which 10,000 shares will vest on March 15, 2012, 10,000 shares will vest on March 15, 2013, and 20,000 shares will vest on March 15, 2014 and (e) restricted stock awards for 100,000 shares, of which 20,000 shares will vest on March 15, 2011, 20,000 shares will vest on March 15, 2012, 20,000 shares will vest on March 15, 2013 and 40,000 shares will vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 280,986 shares issuable upon exercise of vested stock options.

(13)	Includes (a) restricted stock awards for 25,000 shares, of which 6,250 shares will vest on June 23, 2010, 6,250 shares will vest on June 23, 2011 and 12,500 shares will vest on June 23, 2012, (b) restricted stock awards for 20,000 shares of which 10,000 shares will vest on June 23, 2011 and 10,000 shares will vest on June 23, 2012, (c) restricted stock awards for 20,000 shares, of which 5,000 shares will vest on March 15, 2012, 5,000 shares will vest on March 15, 2013 and 10,000 shares will vest on March 15, 2014, and (d) restricted stock awards for 40,000 shares, of which 8,000 shares will vest on March 15, 2011, 8,000 shares will vest on March 15, 2012, 8,000 shares will vest on March 15, 2013 and 16,000 shares will vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 12,500 shares issuable upon exercise of vested stock options.

(14)	Includes (a) restricted stock awards for 20,000 shares, of which 5,000 shares will vest on August 6, 2010, 5,000 shares will vest on August 6, 2011, and 10,000 shares will vest on August 6, 2012, (b) restricted stock awards for 22,500 shares, of which 7,500 shares will vest on February 28, 2011 and 15,000 shares will vest on February 29, 2012, (c) restricted stock awards for 11,000 shares which will vest on October 26, 2010, subject to certain conditions and accelerated vesting, (d) restricted stock awards for 6,000 shares which will vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance, Retention and Change-in-Control Arrangements”, (e) restricted stock awards for 25,000 shares, of which 6,250 shares will vest on April 14, 2011, 6,250 shares will vest on April 14, 2012 and 12,500 shares will vest on April 14,

2013, (f) restricted stock awards for 20,000 shares, of which 5,000 shares will vest on March 15, 2012, 5,000 shares will vest on March 15, 2013, and 10,000 shares will vest on March 15, 2014 and (g) restricted stock awards for 40,000 shares, of which 8,000 shares will vest on March 15, 2011, 8,000 shares will vest on March 15, 2012, 8,000 shares will vest on March 15, 2013 and 16,000 shares will vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 171,150 shares issuable upon exercise of vested stock options.

(15)	Includes (a) restricted stock awards for 6,000 shares which will vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance, Retention and Change-in-Control Arrangements” and (b) restricted stock awards for 15,000 shares, of which 3,750 shares will vest on April 14, 2011, 3,750 shares will vest on April 14, 2012, and 7,500 shares will vest on April 14, 2013. Also includes 27,000 shares issuable upon exercise of vested stock options.

(16)	Includes (a) restricted stock awards for 11,250 shares, of which 3,750 will vest on February 28, 2011 and 7,500 shares will vest on February 29, 2012, (b) restricted stock awards for 13,000 shares, of which 3,250 shares will vest on August 19, 2010, 3,250 shares will vest on August 19, 2011 and 6,500 shares will vest on August 19, 2012, (c) restricted stock awards for 10,000 shares, of which 2,500 shares will vest on April 14, 2011, 2,500 shares will vest on April 14, 2012 and 5,000 shares will vest on April 14, 2013, (d) restricted stock awards for 7,500 shares, of which 1,875 will vest on March 15, 2012, 1,875 shares will vest on March 15, 2013 and 3,750 shares will vest on March 15, 2014, (e) restricted stock awards for 2,500 shares which will vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance, Retention and Change-in-Control Arrangements” and (f) restricted stock awards for 17,500 shares, of which 3,500 shares will vest on March 15, 2011, 3,500 shares will vest on March 15, 2012, 3,500 shares will vest on March 15, 2013 and 7,000 shares will vest on March 15, 2014, subject to certain performance-based vesting conditions. Also includes 36,154 shares issuable upon exercise of vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, we have reviewed potential related party transactions on a case-by-case basis. On March 8, 2007 the Board approved a “Related Party Transaction Policy and Procedures.” Under the policy and procedures, the Audit Committee, or alternatively, those members of the Board who are disinterested, reviews the material facts of specified transactions for approval or disapproval, taking into account, among other factors that they deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is fair to Leap and is in, or is not inconsistent with, the best interests of Leap and its stockholders. Transactions to be reviewed under the policy and procedures include transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Leap or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Board or Compensation Committee and are not required to be disclosed in our proxy statement, and transactions where all holders of our common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.

For a description of the registration rights agreement between Leap and certain affiliates of Dr. Mark H. Rachesky, our Chairman of the Board, see “Compensation Committee Interlocks and Insider Participation” set forth above in this proxy statement.

STOCKHOLDER PROPOSALS

To be included in our proxy statement, proposals of stockholders that are intended to be presented at our 2011 annual meeting of stockholders must be received no later than December 27, 2010 and must satisfy the conditions established by the SEC for such proposals. However, if Leap changes the date of its 2011 annual meeting by more than thirty days from the anniversary date of the Annual Meeting, the deadline for proposals that stockholders wish to include in the proxy statement for the 2011 annual meeting of stockholders will be a reasonable time before we begin to print and mail the proxy materials for that meeting.

In order for a stockholder proposal that is not included in our proxy statement for the 2011 annual meeting to be eligible for presentation at the 2011 annual meeting of stockholders, the stockholder presenting such proposal must give timely notice of the proposal to us in writing and otherwise comply with the provisions of our Bylaws. For a proposal to be timely, Article II, Section 8 of Leap’s Amended and Restated Bylaws provides that we must have received the stockholder’s notice not less than seventy days nor more than ninety days prior to the anniversary of our annual meeting, meaning between February 19, 2011 and March 11, 2011 for the 2011 annual meeting. In the event that the 2011 annual meeting of stockholders is advanced by more than twenty days or delayed by more than seventy days from the anniversary date of the Annual Meeting, proposals that stockholders wish to present at the 2011 annual meeting must be received by Leap no earlier than the ninetieth day prior to the date of the 2011 annual meeting of stockholders, nor later than the later of the seventieth day prior to such annual meeting date, or the date which is ten days after the day on which public announcement of the date of such meeting is first made.

All proposals should be sent to Leap’s Secretary at our principal executive offices, 5887 Copley Drive, San Diego, California 92111.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish Leap with copies of all Section 16(a) forms they file.

To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Leap stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a single proxy statement, annual report, or notice of Internet availability of proxy materials, as applicable, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, please notify your broker. “Householding” for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. If two individuals share the same last name and address but have accounts containing our stock at two different banks or brokerage firms, your household will receive two copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable — one from each firm. Stockholders who currently receive multiple copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, from one bank or brokerage firm and would like to request “householding” of their communications should contact their bank or brokerage firm.

We will deliver promptly upon written or oral request a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Please direct such requests to Leap Wireless International, Inc., Attn. Investor Relations, 5887 Copley Drive, San Diego, California 92111, or to our Investor Relations Dept. by telephone at (858) 882-6000.

Annual Report on Form 10-K

A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, including the financial statements and the financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn: Director of Investor Relations, 5887 Copley Drive, San Diego, California 92111. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope as promptly as possible.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

April 26, 2010

APPENDIX A

FINANCIAL AND STOCK PERFORMANCE INFORMATION

The following graph compares total stockholder return on our common stock from December 31, 2004 to December 31, 2009 to two indices: the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

The Nasdaq Composite Index is a broad-based index that tracks the aggregate price performance of over 3,000 domestic and international based common type stocks listed on The Nasdaq Stock Market. The Nasdaq Telecommunications Index tracks securities of Nasdaq-listed companies classified according to the Industry Classification Benchmark as Telecommunications and Telecommunications Equipment, including providers of fixed-line and mobile telephone services, and makers and distributors of high-technology communication products. The total return for our stock and for each index assumes the reinvestment of dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period.

Comparison of Cumulative Total Return on Investment
(from December 31, 2004 to December 31, 2009)

	Base	Indexed Returns
	Period	Years Ending
Company Name / Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09

Leap Wireless International, Inc.	$100	$140.30	$220.26	$172.74	$99.59	$65.00

Nasdaq Composite Index	$100	$101.33	$114.01	$123.71	$73.11	$105.61

Nasdaq Telecommunications Index	$100	$91.66	$119.67	$132.55	$77.09	$107.17

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. LEAP WIRELESS INTERNATIONAL, INC. INTERNET http://www.proxyvoting.com/leap Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. 73382 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. Please mark your votes as Indicated in this example X FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN 01 John H. Chapple 02 John D. Harkey, Jr. 03 S. Douglas Hutcheson 04 Ronald J. Kramer 05 Robert V. LaPenta 06 Mark H. Rachesky, M.D. 07 William A. Roper, Jr. 08 Michael B. Targoff (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Vote to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Leap Wireless International, Inc. account online. Access your Leap Wireless International, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Leap Wireless International, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://proxy.leapwireless.com FOLD AND DETACH HERE PROXY LEAP WIRELESS INTERNATIONAL, INC. Annual Meeting of Stockholders — May 20, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Leap Wireless International, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 20, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)